AGREEMENT AND PLAN OF MERGER

AMONG

     PINEHURST PETROLEUM, LLC, PMI MERGER SUB, INC., PETROLEUM MARKETERS, INCORPORATED,

PETROLEUM MARKETERS, INCORPORATED EMPLOYEE STOCK OWNERSHIP TRUST

AND

RONALD R. HARE, IN HIS CAPACITY AS REPRESENTATIVE

DATED AS OF MARCH 20, 2014

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Table of Contents

			Page

ARTICLE I MERGER			2
SECTION	1.01	The Merger	2
SECTION	1.02	Articles of Merger	2
SECTION	1.03	Effective Time of the Merger	2

ARTICLE II DIRECTORS AND OFFICERS			2
SECTION	2.01	Directors	2
SECTION	2.02	Officers	2

ARTICLE III CONVERSION OF SHARES; PAYMENT			2
SECTION	3.01	Conversion	2
SECTION	3.02	Payment	3
SECTION	3.03	Escrow Arrangement and Distribution of Funds	6
SECTION	3.04	Dissenting Shares	7
SECTION	3.05	No Further Transfers; Lost, Stolen or Destroyed Certificates	8
SECTION	3.06	Closing	8
SECTION	3.07	Adjustments to Purchase Price	8
SECTION	3.08	Representative	9

ARTICLE IV CERTAIN EFFECTS OF THE MERGER			10
SECTION	4.01	Effect of the Merger	10
SECTION	4.02	Articles of Incorporation	10
SECTION	4.03	By-laws	10
SECTION	4.04	Further Assurances	11

ARTICLE V REPRESENTATIONS AND WARRANTIES			11
SECTION	5.01	Representations and Warranties of the Company	11
SECTION	5.02	Representations and Warranties of the ESOT Trustee	29
SECTION	5.03	Representations and Warranties of Buyer and Merger Sub	30

ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS			32
SECTION	6.01	Access; Due Diligence	32
SECTION	6.02	Conduct of Business Prior to Closing	33
SECTION	6.03	Confidentiality	34
SECTION	6.04	Employee Matters	35
SECTION	6.05	Taxes	35
SECTION	6.06	Pre-Closing Payments Received by Buyer	36
SECTION	6.07	Non-Solicitation	37
SECTION	6.08	Hart-Scott-Rodino Filing	37
SECTION	6.09	Consents; Waivers	38
SECTION	6.10	Further Assurances	38
SECTION	6.11	Guaranty of Buyer	38
SECTION	6.12	Director and Officer Liability and Insurance	39
SECTION	6.13	Information Statement	40
SECTION	6.14	Termination and Disposition of Plan	40
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ARTICLE VII CONDITIONS TO CLOSING			41
SECTION	7.01	Conditions Precedent to the Obligations of Buyer and Merger Sub	41
SECTION	7.02	Conditions to the Obligations of the Company	43
SECTION	7.03	Conditions to the Obligations of the ESOT Trustee.	44
SECTION	7.04	Waiver of Conditions Precedent.	45

ARTICLE VIII SURVIVAL; INDEMNIFICATION			45
SECTION	8.01	Survival	45
SECTION	8.02	General Indemnity	45
SECTION	8.03	Third Party Claims	46
SECTION	8.04	Limitation on Indemnities	47
SECTION	8.05	Effect on the Purchase Price	48
SECTION	8.06	Distributions from Escrow Account	48

ARTICLE IX TERMINATION			48
SECTION	9.01	Termination	48

ARTICLE X DEFINITIONS; MISCELLANEOUS			49
SECTION	10.01	Definitions	49
SECTION	10.02	Expenses, Etc	52
SECTION	10.03	Execution in Counterparts	52
SECTION	10.04	Notices	52
SECTION	10.05	Entire Agreement	54
SECTION	10.06	Schedules	54
SECTION	10.07	Amendment; Extension and Waiver	55
SECTION	10.08	Applicable Law	55
SECTION	10.09	Binding Effect; Benefits	55
SECTION	10.10	Assignability	55
SECTION	10.11	Public Announcements	55
SECTION	10.12	Invalid Provisions	55
SECTION	10.13	Interpretation	55

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AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of March 20, 2014, among PINEHURST PETROLEUM, LLC, a Texas limited liability company (“Buyer”), PMI MERGER SUB, INC., a Virginia corporation and a wholly-owned subsidiary of Buyer

(“Merger Sub”), PETROLEUM MARKETERS, INCORPORATED, a Virginia corporation (the “Company”), STELLARONE BANK (“ESOT Trustee”), not in its individual or corporate capacity, but solely in its capacity as the trustee of the PETROLEUM MARKETERS, INCORPORATED EMPLOYEE STOCK OWNERSHIP TRUST, a tax-exempt trust formed under the laws of the Commonwealth of Virginia (“ESOT”), which implements and forms a part of the PETROLEUM MARKETERS, INCORPORATED EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN AND TRUST, which, in turn, consists of an "employee stock ownership" component (“ESOP”), and a "401(k)" component (together the "Plan"), solely for the purpose of making certain representations and warranties in Section 5.02 hereof, and RONALD R. HARE, in his capacity as Representative for the stockholders of the Company

(“Representative”).

W I T N E S S E T H:

     WHEREAS, Buyer desires that Merger Sub merge with and into the Company and, to realize the benefits thereof, the Company and the Equity Holders (as hereinafter defined) also desire that Merger Sub merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the Virginia Stock Corporation Act (the “VSCA”) and that the outstanding shares of common stock, $1.00 par value per share, of the Company (“Company Stock”), be converted upon such merger (the “Merger”) into the right to receive such amount of cash, without interest, as is provided herein (Merger Sub and the Company being hereinafter sometimes referred to as the “Constituent Corporations” and the Company being hereinafter sometimes referred to as the “Surviving Corporation”);

     WHEREAS, the Equity Holders will be the ultimate direct beneficiaries of the transactions contemplated hereby and, accordingly, have a direct interest in causing the Company to undertake and carry out its obligations hereunder; and

     WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and the Company have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and the ESOT Trustee has consented to the distribution to those participants who have an account balance under the ESOP, of an Information Statement as set forth in Section 6.13 hereof.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:

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ARTICLE I MERGER

     SECTION 1.01 The Merger. At the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company on the terms and conditions hereinafter set forth and as permitted by and in accordance with the VSCA. Thereupon, the separate existence of Merger Sub shall cease, and the Company, as the Surviving Corporation, shall continue to exist under and be governed by the VSCA.

     SECTION 1.02 Articles of Merger. At the Closing, the Company and Merger Sub will cause the Articles of Merger in substantially the form of Exhibit A attached hereto (the “Articles of Merger”) to be executed and filed with the State Corporation Commission of Virginia (the “VA Corporation Commission”) in accordance with the VSCA and the parties hereto shall make all other filings and recordings required under the VSCA.

     SECTION 1.03 Effective Time of the Merger. The Merger shall become effective at 11:59 p.m. on the day of the filing of the Articles of Merger with the VA Corporation Commission or at such other date or time thereafter as the parties may agree. The date and time of such effectiveness is herein sometimes referred to as the “Effective Time”.

ARTICLE II

DIRECTORS AND OFFICERS

     SECTION 2.01 Directors. From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of those individuals set forth on Exhibit B attached hereto, until changed in accordance with the Surviving Corporation’s Articles of Incorporation and By-laws and applicable law.

     SECTION 2.02 Officers. From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of Merger Sub (as constituted immediately prior to the Effective Time) until changed in accordance with the Surviving Corporation’s Articles of Incorporation and By-laws and applicable law.

ARTICLE III

CONVERSION OF SHARES; PAYMENT

     SECTION 3.01 Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Stock or capital stock of Merger Sub:

     (a) each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Stock to be canceled in accordance with Section 3.01(b) and any Dissenting Shares (as hereinafter defined)) shall, at the Effective Time, be converted into the right to receive the Share Purchase Price (as hereinafter defined) determined in accordance with Section 3.02. All such shares of Company Stock shall cease to be

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outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any such shares of Company Stock shall thereafter cease to have any rights with respect to such shares of Company Stock, except as otherwise expressly provided in this Agreement or by applicable law; and

     (b) each share of common stock, par value $
_______
per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

SECTION 3.02

Payment.

     (a) Contemporaneously with the execution of this Agreement, Buyer will deliver to Valley Bank, as escrow agent (the “Escrow Agent”), a deposit of One Million Dollars ($1,000,000) (the “Deposit”) to be held in escrow by the Escrow Agent pursuant to the terms of the Escrow Agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”) until Closing or the sooner termination of this Agreement. All interest on the Deposit shall be payable to the Company. In the event of the termination of this Agreement without consummation of the Merger, the Deposit (and all earnings and interest) shall be paid to the Company. In the event that the Merger is consummated as contemplated in this Agreement, an amount of the Deposit equal to the product of the Deposit times the Participation Fraction shall be retained by the Escrow Agent as part of the Escrow Amount as set forth in Section 3.02(b)(i) and credited at Closing towards the Purchase Price. The balance of the Deposit (and all earnings and interest) shall be paid to the Company. For purposes of this Agreement: (i) a “Business Day” is any day other than a Saturday, Sunday or a holiday on which banks in the Commonwealth of Virginia generally are closed for business; and (ii) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity.

     (b) Pursuant and subject to Section 3.01, on the Closing Date, Merger Sub shall deliver the Purchase Price (as hereinafter defined), less any Deposit retained by the Escrow Agent in accordance with Section 3.02(a), by wire transfer of immediately available funds as follows:

     (i) to an account (the “Escrow Account”) designated by the Representative to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement, the product of $5,000,000 times the Participation Fraction, but in no event less than $4,500,000 (the “Indemnification Escrow Amount”), which, when added to the Deposit that will be retained by the Escrow Agent in accordance with Section 3.02(a) (the “Net Working Capital Escrow Amount”), shall be referred to herein as the “Escrow Amount”; and

     (ii) to an account (the “Administrative Fund Account”) designated by the Representative, the sum of $1,000,000, for use by the Representative in paying costs, fees and expenses incurred by the Representative on behalf of the Representative and on behalf of the Equity Holders, including any fees and expenses incurred by the Representative in connection with the retention of legal counsel, accounting assistance and other experts and consultants as deemed desirable or necessary by the Representative. Any funds, if any, remaining in the

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Administrative Fund Account after twenty-six (26) months from the Closing shall be distributed to the Equity Holders, pro rata according to their Respective Pro Rata Share, unless the Representative should decide that, in the Representative’s judgment, such funds should be held for a longer period of time. If the Administrative Fund Account is exhausted and other funds are required by the Representative, in his discretion, in connection with his services as Representative hereunder, then the Equity Holders shall contribute, pro rata according to their Respective Pro Rata Share, such amounts as reasonably requested by the Representative to the Administrative Fund Account within ten (10) business days of any written request by the Representative; and

     (iii) to Woods Rogers PLC (the “Exchange Agent”) an amount equal to (A) the Purchase Price, minus (B) the Escrow Amount, minus (C) the amount paid into the Administrative Fund Account in accordance with Section 3.02(b)(ii) above, and minus (D) any amount required to be withheld pursuant to Section 3.02(d) in respect of such payments with respect to any Equity Holder. The Exchange Agent shall then pay out such amounts to each holder of Company Stock that has delivered a completed and duly executed Letter of Transmittal, together with a stock certificate (or affidavit of lost stock certificate in form and substance reasonably acceptable to Merger Sub or the Surviving Corporation), into an account designated in such Letter of Transmittal.

     (c) Immediately prior to the Effective Time, Merger Sub shall, by wire transfer of immediately available funds, for and on behalf of the Company pay the Company Merger Costs (as hereinafter defined) due as of the Closing as set forth in the Company Merger Costs Certificate, subject to delivery of such payoff letters as may be reasonably requested by Merger Sub; provided, however, any Company Merger Costs that will be compensation payable to directors, officers or employees of the Company shall be paid to the Company for payment to such directors, officers or employees in accordance with the terms of the underlying contract therefor (and without regard to a payoff letter).

     (d) Any payments made to the Equity Holders under this Agreement shall be subject to reduction, if any, for any withholding as required by applicable federal or state withholding or other applicable laws; all such withheld amounts shall be paid to the Company and remitted by the Company to the applicable Tax (as hereinafter defined) or other authorities promptly following the date of payment. Each applicable Equity Holder shall be treated as though any amounts so withheld on such Equity Holder’s behalf had been paid to such Equity Holder in accordance with the terms hereof.

     (e) Notwithstanding anything to the contrary in this Section 3.02, none of Buyer, Merger Sub, the Representative or the Surviving Corporation shall be liable to a holder of Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)	The following terms are defined for purposes of this Agreement as follows: (i) “Company Merger Costs” shall mean the aggregate of all reasonable accounting (which shall not include regular audit fees), legal, printing, filing, financial advisory (including finders’ or investment banking fees) and other fees and expenses of the ESOT, the Company (including, without limitation, any such customary fees and expenses incurred on

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behalf of the Equity Holders) or any Subsidiary (as hereinafter defined) or any Taxes of the Company or any Subsidiary, in each case incurred but not yet paid or anticipated to be incurred in connection with the transactions contemplated hereby, all estimated and agreed to by the parties two Business Days prior to the Effective Time.

     (ii) “Letter of Transmittal” shall mean a letter of transmittal, in the form attached hereto as Exhibit D, whereby each Equity Holder, among other things, (a) surrenders such Equity Holder’s shares of Company Stock for delivery pursuant hereto in exchange for the right to receive such Equity Holder’s portion of the Purchase Price pursuant to this Section 3.02, and (b) agrees that the Representative shall have the power and authority as provided in Section 3.08 and (c) agrees that by receipt of the consideration provided under this Section 3.02 hereunder such Equity Holder agrees to be obligated as an Equity Holder under the terms hereof (including the indemnification obligations under Article VIII).

     (iii) “Net Working Capital” shall mean (A) the current assets of the Company and its Subsidiaries on a consolidated basis at the Effective Time, which shall include all accounts receivable, other receivables, prepaid expenses, deposits, inventory (exclusive of the LIFO reserve), refundable taxes and cash and cash equivalents, minus (B) the current liabilities of the Company (including any Company Merger Costs incurred by the Company in connection with the transaction contemplated in this Agreement, but not paid prior to the Effective Time) and its Subsidiaries on a consolidated basis at the Effective Time, excluding the Company Merger Costs paid in accordance with Section 3.02(c). The Net Working Capital shall be calculated in accordance with GAAP applied in a manner consistent with accounting principles, policies, methodologies, practices and procedures applied in the preparation of the Company Financial Statements and, where applicable, the accounting principles, policies, methodologies, practices and procedures set forth on Exhibit E (it being understood and agreed that in the event of a conflict among GAAP, the accounting principles, policies, methodologies, practices and procedures applied in the preparation of the Company Financial Statements and the accounting principles, policies, methodologies, practices and procedures set forth on Exhibit E, the accounting principles, policies, methodologies, practices and procedures set forth on Exhibit E shall supersede, govern and control).

     (iv) “Participation Fraction” shall mean a fraction (i) the numerator of which is equal to the difference determined by subtracting the number of Dissenting Shares from the total number of issued and outstanding shares of Company Stock held by all stockholders of the Company immediately prior to the Effective Time and (ii) the denominator of which is equal to the total number of issued and outstanding shares of Company Stock held by all stockholders of the Company immediately prior to the Effective Time.

     (v) “Purchase Price” shall mean the product obtained by multiplying (A) the Target Value (as defined below) and (B) the Participation Fraction.

     (vi) “Share Purchase Price” shall mean the quotient of (A) the Purchase Price divided by (B) the aggregate number of shares of Company Stock (other than any such shares to be cancelled in accordance with Section 3.01(b) and any Dissenting Shares) outstanding immediately prior to the Effective Time.

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     (vii) “Target Value” shall mean $75,000,000, as adjusted in accordance with this Agreement. The Target Value shall be (i) reduced by an amount equal to the amount, if any, by which the Estimated Net Working Capital set forth in the Preliminary Schedule is less than $3,000,000 and (ii) increased by an amount equal to the amount, if any, by which the Estimated Net Working Capital set forth in the Preliminary Schedule is greater than $3,000,000; provided, however, that in no event shall Target Value, as adjusted in accordance with this paragraph or Section 3.07, and after adding any Company Merger Costs paid by the Merger Sub, exceed $75,750,000, under any circumstances.

     (viii) "Respective Pro Rata Share" shall mean for each Equity Holder a percentage equal to a fraction (i) the numerator of which is equal to the number of shares of Company Stock owned by such Equity Holder immediately prior to the Effective Time and (ii) the denominator of which is equal to the total number of issued and outstanding shares of Company Stock held by all Equity Holders of the Company immediately prior to the Effective Time less the number of Dissenting Shares.

SECTION 3.03

Escrow Arrangement and Distribution of Funds.

     (a) On the date three (3) Business Days following the date of the final determination of the Final Schedule (as hereinafter defined) and the Closing Balance Sheet (the “Initial Escrow Release Date”), Buyer and the Representative shall jointly and promptly direct the Escrow Agent to (i) distribute to Buyer from the Net Working Capital Escrow Amount an amount equal to the purchase price adjustment payable to Buyer, if any, in accordance with Section 3.07, but in no event shall such adjustment exceed the Net Working Capital Escrow Amount and (ii) distribute to the Representative from the Net Working Capital Escrow Amount, for distribution by the Representative to the Equity Holders in accordance with each such Equity Holder’s Respective Pro Rata Share (minus any amounts required to be withheld pursuant to applicable federal and state withholding laws), an amount equal to the remaining Net Working Capital Escrow Amount (after any payment to Buyer pursuant to clause (i)). The Indemnification Escrow Amount shall continue to be held in the Escrow Account.

     (b) On the first Business Day following the date that is twenty-five (25) months after the Closing Date (the “Final Escrow Release Date”), the Escrow Agent shall distribute to the Representative, for distribution by the Representative to the Equity Holders in accordance with each such Equity Holder’s Respective Pro Rata Share (minus any amounts required to be withheld pursuant to applicable federal and state withholding laws) that portion of the Indemnification Escrow Amount not then subject to a claim for indemnification by Buyer under Article VIII. Notwithstanding the foregoing, if, on the Final Escrow Release Date, any indemnification claim(s) have been made by Buyer under Article VIII and such claim(s) remain outstanding on such date, but the maximum potential obligation of the Equity Holders in respect of such claim(s) is reasonably identifiable and not subject to further dispute and is less than the remainder of the Indemnification Escrow Amount on such date, then Buyer and the Representative shall jointly and promptly direct the Escrow Agent to distribute to the Representative, for distribution by the Representative to the Equity Holders in accordance with each such Equity Holder’s Respective Pro Rata Share (minus any amounts required to be withheld pursuant to applicable federal and state withholding laws), an amount from the Escrow Account equal to (a) such remainder of the Escrow Amount on such date minus (b) such identifiable maximum potential obligation of the Equity Holders in respect of such claim(s).

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Thereafter, as indemnification claims and application of the Escrow Amount to the applicable obligations hereunder become no longer applicable, Buyer and the Representative shall jointly and promptly direct the Escrow Agent to distribute to the Representative, for distribution by the Representative to the Equity Holders in accordance with each such Equity Holder’s Respective Pro Rata Share (minus any amounts required to be withheld pursuant to applicable federal and state withholding laws) of such applicable amounts from the Indemnification Escrow Amount.

     (c) The Escrow Agent shall be subject to the Escrow Agreement and any disbursements from the Escrow Account to Buyer shall be treated as a reduction of the aggregate Purchase Price. The Net Working Capital Escrow Amount shall be disbursed in accordance with Section 3.03(a) and the Escrow Agreement. The Indemnification Escrow Amount shall be disbursed in accordance with the provisions of this Agreement and the Escrow Agreement.

SECTION 3.04

Dissenting Shares.

     (a) No Conversion. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Stock (“Dissenting Shares”) held by a stockholder who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with the VSCA and who has not effectively withdrawn or lost such appraisal or dissenters’ rights as of the Effective Time (each a “Dissenting Stockholder”) shall not be converted into or represent a right to receive a portion of the Purchase Price pursuant to Section 3.02, but the holder thereof shall only be entitled to such rights as are granted by the VSCA.

     (b) Withdrawal or Loss of Dissenters’ Rights. Notwithstanding the provisions of subsection (a), if any holder of shares of Company Stock who is otherwise entitled to exercise appraisal or dissenters’ rights under the VSCA shall effectively withdraw or lose (through failure to perfect or otherwise) such appraisal or dissenters’ rights after the Effective Time, then, as of the occurrence of such event, (i) the Participation Fraction shall be recalculated as if such holder had not been a Dissenting Stockholder as of the Effective Time, (ii) the Purchase Price shall be recalculated taking into account such revised Participation Fraction, (iii) Merger Sub will pay such amounts to the Escrow Agent and Exchange Agent as may be necessary to cause the parties to be in the same position as they would have been had the recalculated Participation Fraction been the Participation Fraction at the Effective Time, and (iv) such holder’s shares shall automatically be converted into and represent only the right to receive a portion of the Purchase Price (as recalculated) pursuant to Section 3.02, without interest thereon, upon surrender of the certificate representing such shares and delivery to Surviving Corporation of a duly completed Letter of Transmittal.

     (c) Notice, etc. The Company shall give Buyer (i) prompt notice of any written demands for the exercise of appraisal or dissenters’ rights in respect of any shares of Company Stock, withdrawals of such demands, and any other instruments served pursuant to the VSCA (including instruments concerning appraisal or dissenters’ rights) and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Representative, voluntarily make any payment with respect to any demands for the exercise of appraisal or dissenters’ rights in respect of any shares of Company Stock or offer to settle or settle any such demands.

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     SECTION 3.05 No Further Transfers; Lost, Stolen or Destroyed Certificates. The Purchase Price paid pursuant to the Merger upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock, and upon and after the Effective Time, no transfer of the shares of Company Stock outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

     SECTION 3.06 Closing. Provided that all of the conditions to closing described in Sections 7.01 and 7.02 are satisfied or waived, as applicable, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Woods Rogers PLC in Roanoke, Virginia, at 10:00 a.m. on the third Business Day after the satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Sections 7.01 and 7.02, and in no event later than April 30, 2014, unless another date is agreed to in writing by Buyer, Merger Sub and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 3.07

Adjustments to Purchase Price.

     (a) Estimated Net Working Capital. Not less than three (3) days nor more than ten (10) days prior to the Closing Date, the Company shall deliver to Buyer a schedule (the “Preliminary Schedule”) setting forth, in reasonable detail and as of the date of the Preliminary Schedule, the Company’s estimate of Net Working Capital as of the Effective Time (the “Estimated Net Working Capital”).

     (b) Preparation of Closing Balance Sheet. Buyer shall use its commercially reasonable efforts, as promptly as practicable following the Closing, but in no event later than sixty (60) days subsequent to the Effective Time, to deliver to the Representative a schedule (the “Final Schedule”) of Buyer’s calculation, which shall be derived from a balance sheet (the “Closing Balance Sheet”) prepared using the same accounting principles, procedures, policies and methods that were used to prepare the Preliminary Schedule, of the Net Working Capital. In the event the Buyer shall fail to deliver the Final Schedule within such sixty-day period, then the Preliminary Schedule shall be deemed to be the Final Schedule for all purposes hereunder. If the Representative disputes the correctness of the Final Schedule, the Closing Balance Sheet or the calculation of Net Working Capital, the Representative shall notify Buyer of his objections in writing within twenty (20) days after delivery of the Final Schedule and shall set forth in reasonable detail in such notice the reason for the Equity Holders’ objections. If the Representative fails to deliver such notice within such time period, the Equity Holders and the Representative shall be deemed to have accepted the Net Working Capital and the Closing Balance Sheet as set forth in the Final Schedule. If the Representative delivers such notice, Buyer and the Representative shall endeavor in good faith to resolve their dispute over the determination of the Net Working Capital or the Closing Balance Sheet, as the case may be, within twenty (20) days after receipt of such notice by Buyer. If they are unable to do so within such twenty (20)-day period, the dispute shall be submitted to KPMG LLP (the “Independent Accountant”) or another independent, nationally-recognized accounting firm in the United States as shall be mutually acceptable to Buyer and the Representative, who shall act as an expert and not as an arbitrator, and who shall resolve the dispute within thirty days. The Independent

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Accountant shall make a determination based solely on the terms of this Agreement and presentations by Buyer, on the one hand, and the Representative, on the other hand, as to (and only as to) each of the items in dispute as set forth in Representative’s objection notice, and shall be instructed that, in resolving such items in dispute, it must select a position with respect to the Net Working Capital that is either exactly the position of Buyer or exactly the position of the Representative or that is between such position of Buyer and such position of the Representative. The decision of the Independent Accountant as to the Net Working Capital shall be final and binding upon the parties. The expense of the Independent Accountant shall be borne by Buyer, on the one hand, and the Equity Holders, on the other hand, in proportion to the relative difference between such party’s position and the determination of the Independent Accountant. Buyer and the Representative shall cooperate with the other party in the determination of the Net Working Capital and the Closing Balance Sheet, including allowing the Representative and his representatives and advisors access after the Closing to the books and records of the Company and to the accounting and other representatives and advisors of the Company and its books and records for the purposes of making such determination.

     (c) Purchase Price Adjustment Payment. Within three Business Days following final determination of the Net Working Capital and the Closing Balance Sheet, (i) if the Estimated Net Working Capital is greater than the Net Working Capital, then the Buyer and Representative shall cause the Escrow Agent to pay (by wire transfer of immediately available funds) to Buyer out of the Net Working Capital Escrow Amount an amount equal to the product of (A) the Participation Fraction times (B) the amount by which the Net Working Capital, determined as set forth in Section 3.07 (b) above, is less than the Estimated Net Working Capital, but in no event to exceed the amount of the Net Working Capital Escrow Amount (together with accretions thereon) and (ii) if the Estimated Net Working Capital is less than the Net Working Capital, determined as set forth in Section 3.07 (b) above, then the Buyer shall pay (by wire transfer of immediately available funds) to Representative, for distribution by the Representative to the Equity Holders in accordance with each such Equity Holder’s Respective Pro Rata Share (minus any amounts required to be withheld pursuant to applicable federal and state withholding laws) an amount equal to the product of (A) the Participation Fraction times (B) the amount by which the Net Working Capital, determined as set forth in Section 3.07 (b) above, is greater than the Estimated Net Working Capital.

     SECTION 3.08 Representative. The “Representative” shall initially be RONALD R. HARE. By voting in favor of the Merger and/or by executing and submitting a Transmittal Letter, each Equity Holder irrevocably makes, constitutes and appoints the Representative as its, his or her true and lawful agent, attorney-in-fact and representative and authorizes and empowers him to fulfill the role of the Representative contemplated hereunder for purposes of this Agreement. The Representative shall have full power of substitution to act and decide to give consent and instruction, as applicable, in the name, place and stead of the Equity Holders and each of them in all matters in connection with this Agreement and the Escrow Agreement. Without limitation, the Representative’s power shall include the following powers: give and receive notices and communications; the power to act for the Equity Holders and to authorize payment from the Escrow Amount with regard to the indemnification under Article VIII; to agree to, negotiate, enter into settlements of or compromise any claim on behalf of or against the Equity Holders; to authorize agreement to or dispute the adjustment to the Purchase Price; the power to do or refrain from doing all such further acts and things on behalf of the Equity Holders that the Representative deems necessary or appropriate in his good faith

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discretion, and to execute all such documents as the Representative shall deem necessary or appropriate in connection therewith; and the power to receive service of process in connection with any claims hereunder. Actions taken by the Representative in accordance with this Section 3.08 shall be binding upon each Equity Holder, and Buyer and Merger Sub shall be entitled to rely upon such actions by the Representative. By execution of this Agreement, the Representative hereby accepts such appointment. In the event of the incapacity of the Representative, a successor representative will be appointed by the vote or the written consent of the Equity Holders holding a majority of the Company Stock immediately prior to the Effective Time. In the event such action is taken by majority written consent, a copy of such consent shall be mailed to all other Equity Holders within a reasonable time following such execution. The Equity Holders shall be entitled to change the Representative by the vote of the Equity Holders holding a majority of the Company Stock immediately prior to the Effective Time and upon written notice to Buyer, such change to be effective as of the date such notice is received by Buyer. The Representative shall not be liable to any Equity Holder for any act done or omitted under this Agreement or the Escrow Agreement as the Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Equity Holders shall jointly and severally indemnify (except with respect to the ESOT, which shall be several) and hold the Representative, and each successor thereof, harmless from any and all liability and expenses (including, without limitation, counsel fees) which may arise out of any action taken or omitted by him as Representative in accordance with this Agreement or the Escrow Agreement, as the same may be amended, modified or supplemented, except such liability and expense as may result from any act done or omitted under this Agreement or the Escrow Agreement as the Representative other than in good faith. This indemnification shall survive the closing or termination of this Agreement and the Escrow Agreement.

ARTICLE IV

CERTAIN EFFECTS OF THE MERGER

     SECTION 4.01 Effect of the Merger. Upon and after the Effective Time: (a) Merger Sub shall merge with and into the Surviving Corporation; (b) the separate existence of Merger Sub shall cease; (c) the shares of the Company shall be converted or otherwise treated as provided in this Agreement; (d) the former holders of such shares shall be entitled only to the rights provided in this Agreement or to such appraisal rights as are provided under the VSCA, as applicable; and (e) the Merger shall otherwise have the effect provided under the applicable laws of the Commonwealth of Virginia.

     SECTION 4.02 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth in the Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit F, and the Articles of Incorporation of the Company, as so amended, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable law.

     SECTION 4.03 By-laws. At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with applicable law.

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     SECTION 4.04 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its officers and directors shall be authorized (in the name of and on behalf of the Surviving Corporation and each of the Constituent Corporations) to execute and deliver, as may be applicable, all such property, deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

     SECTION 5.01 Representations and Warranties of the Company. Except as otherwise disclosed in the Disclosure Schedule (the “Disclosure Schedule”) annexed hereto as Schedule I, the Company represents and warrants to Buyer and Merger Sub as follows:

(a)	Organization and Qualification, etc.

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each other jurisdiction as set forth in the Disclosure Schedule where the failure to so qualify would have a Material Adverse Effect (as hereinafter defined). The copies of the Company’s Articles of Incorporation and By-laws, each as amended or restated to date, which have been made available to Buyer, are complete and correct in all material respects, and such instruments, as so amended or restated, are properly filed with the Virginia State Corporation Commission, if required and otherwise in full force and effect as of the date hereof.

     (ii) “Material Adverse Effect” for purposes of this Agreement when used with respect to any party means any change in, or effect on, or series of related changes in, or related effects on, the business of such party as currently conducted by such party and its subsidiaries, taken as a whole, that is materially adverse to the results of its operations or financial or other condition before giving effect to the transactions contemplated by this Agreement and other than (i) such changes or effects generally affecting the industry of such party and its subsidiaries, general economic conditions or financial or securities markets; (ii) national or international political or social conditions, including the engagement by any Governmental Entity in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (iii) changes in GAAP (as hereinafter defined) or any legal requirements; (iv) the public announcement of, or performance of the transactions contemplated hereby (including any action or inaction by, or any disruption of the Company’s relationships with, the Company’s customers, suppliers, employees or competitors); (v) any force majeure circumstances or acts of God such as fire, earthquake,

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hurricane, flood, tsunami, etc., (vi) any adverse change or effect that is cured by the Company prior to the Closing, or (vii) any acts of Buyer or Merger Sub.

(b)	Capital Stock.

(i) The authorized capital stock of the Company consists of 455,000 shares of

Common Stock. No shares of such capital stock are issued or outstanding except for 114,194 shares of Common Stock. All such issued and outstanding shares are duly authorized and validly issued and outstanding, fully paid and nonassessable, and are held of record and beneficially by the stockholders listed on, and in the amounts set forth across each such stockholder's name, all as reflected in Section 5.01(b)(i) of the Disclosure Schedule, to be delivered to the Buyer by the Company at Closing and to be annexed to the Disclosure Schedule at Closing. No shares of Company Stock are held in the treasury.

     (ii) Except with respect to the ESOP, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed any shares of the capital stock of the Company or any security convertible or exercisable for or exchangeable into any capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or, except with respect to the ESOP, other similar rights with respect to the Company. Except with respect to the ESOP, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of the Company.

     (iii) Section 5.01(b)(i) of the Disclosure Schedule, which will be annexed to the Disclosure Schedule at Closing, will be true, complete and correct in all material respects, and no individual, group or entity is entitled to receive any Purchase Price, whether under applicable law or an agreement, other than as set forth thereon.

     (c) Subsidiaries. Section 5.01(c) of the Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization, capitalization and ownership of each corporation or other entity of which capital stock or other equity interests are directly or indirectly owned by the Company as of the date hereof (individually, each a “Subsidiary” and collectively, the “Subsidiaries”). Except as listed in Section 5.01(c) of the Disclosure Schedule, the Company owns directly all of the outstanding capital stock or other equity interests (voting or equity) of the Subsidiaries, free and clear of all encumbrances other than Permitted Exceptions (as hereinafter defined). The capital stock or other equity interests of each Subsidiary is duly authorized and validly issued and outstanding, fully paid and nonassessable. No Subsidiary has issued or sold any shares of its capital stock or other equity interests or any securities or obligations convertible into or exchangeable for, or given any Person any right to acquire from such Subsidiary, any shares of its capital stock or other equity interests, and no such securities or obligations are outstanding. Each Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has the corporate power and authority to own and hold its properties and to carry on its business as currently conducted. The copies of the articles or certificates of incorporation and by-laws (or, where applicable, other such similar governance documents) of each Subsidiary, as amended to

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date, which have been made available to Buyer, were complete and correct in all material respects, and such instruments, as so amended, are in full force and effect at the date hereof. Section 5.01(c) of the Disclosure Schedule sets forth a correct and complete list of the directors and officers of each Subsidiary.

     (d) Authority Relative to Agreement. The Company has the corporate power and authority to execute and deliver this Agreement, and any ancillary agreements hereto and to consummate the transactions contemplated on the part of the Company hereby and thereby. The execution and delivery by the Company of this Agreement and any ancillary agreements hereto and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors. No other corporate or institutional proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or any ancillary agreements hereto to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby. This Agreement, including any ancillary agreements hereto to which the Company is a party, has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally or (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

     (e) Non-Contravention. The execution and delivery of this Agreement and any ancillary agreements hereto to which the Company is a party, by the Company do not and the consummation by the Company of the transactions contemplated hereby or thereby will not, (i) violate any provision of the Articles of Incorporation or By-laws of the Company, as are currently in effect, or (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon, or a right of first refusal or right of first offer or any similar right or option to purchase, any securities or asset(s) of the Company pursuant to any provision of any mortgage or lien or material lease, agreement, license or instrument or any order, arbitration award, judgment or decree to which the Company is a party or by which any of its assets is bound, and do not and will not violate or conflict with any other material restriction of any kind or character to which the Company is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage or lien or material lease, agreement, license or instrument to which the Company is a party or (iii) violate any law, ordinance or regulation to which the Company is subject.

     (f) Government Approvals. No consent, authorization, order or approval of, or filing or registration with, any Governmental Entity (as hereinafter defined) is required for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, except (i) as may be necessary as a result of any facts or circumstances relating solely to Buyer, (ii) where the failure to obtain such consents, authorizations or approvals or to make such filings or registrations would not prevent the

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consummation of the transactions contemplated hereby, and (iii) any such consents, authorizations, orders, approvals, filings and registrations as are expressly contemplated by this Agreement.

(g)	Financial Statements.

(i) The Company has previously made available to Buyer true and complete copies of (i) audited consolidated balance sheets of the Company as of June 30, 2010, June 30, 2011, June 30, 2012 and June 30, 2013, and the related audited consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for the periods then ended, and (ii) the unaudited consolidated balance sheet of the Company as of January 31, 2014, and the related unaudited consolidated statements of income, retained earnings and cash flows for the 7 month period then ended (collectively, the “Company Financial Statements”). The annual audited Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied and such annual audited Company Financial Statements present fairly in all material respects the financial position and results of operations, changes in stockholder equity, and cash flows of the Company, taken as a whole, as of and for the respective periods then ended, except, in the case of the unaudited financial statements, for the absence of certain footnotes, normal year-end adjustments and accruals and other presentation items. The Company has not received any “management letters” or similar letters addressing the integrity of the Company’s financial statements and/or its financial controls issued by the Company’s certified public accounting firm with respect to, and for the years included in, the annual audited Company Financial Statements.

     (ii) The Company Financial Statements were prepared in accordance with the Books and Records (as hereinafter defined) of the Company, as applicable. The Books and Records of the Company: (A) reflect all material items of income and expense and all the material assets and liabilities of the Company; (B) are, in all material respects and taken as a whole, complete and correct and do not contain or reflect any material inaccuracies or discrepancies; and (C) have been maintained in accordance with any applicable law. The term “Books and Records” means all books of account and other financial records, files, documents, data, instruments, controls, books and records of the Company.

     (h) Absence of Certain Changes or Events. Except as set forth in Section 5.01(h) of the Disclosure Schedules or otherwise undertaken or incurred in connection with the payment of a special cash dividend by the Company prior to the Closing or the termination and payment of the Company's non-qualified retirement plans, since January 31, 2014, the Company has not:

     (i) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

     (ii) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties (other than Permitted Exceptions (as hereinafter defined)), other than in the ordinary course of business and consistent with past practice;

     (iii) transferred, leased or otherwise disposed of any of its assets or properties or acquired any assets or properties, other than in the ordinary course of business and consistent with past practice;

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     (iv) cancelled or compromised any debt or claim, other than in the ordinary course of business and consistent with past practice;

     (v) waived or released, under any contract, rights of the Company having value to the Company, other than in any case in the ordinary course of business and consistent with past practice;

     (vi) transferred or granted any rights under any concessions, leases, licenses, agreements or Intellectual Property (as hereinafter defined), other than in the ordinary course of business and consistent with past practice;

     (vii) other than in the ordinary course of business and consistent with past practice (including any annual adjustments of a magnitude that is similar to any adjustments in prior years), made or granted any wage or salary increase applicable to any group or classification of employees generally, paid any bonuses or other discretionary compensation, entered into any employment contract with any officer or employee or made any loan to, or entered into any transaction of any other nature with, any officer or employee of the Company;

     (viii) entered into any transaction, contract or commitment, except (A) those listed, or which pursuant to the terms hereof are not required to be listed, on the Disclosure Schedule, (B) this Agreement and the transactions contemplated hereby, and (C) those entered into in the ordinary course of business and consistent with past practice;

     (ix) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business;

     (x) except as contemplated by this Agreement, amended or changed the Articles of Incorporation or By-laws of the Company;

     (xi) to the Company’s Knowledge, suffered any labor trouble or claim of wrongful discharge, discrimination or other unlawful labor practice or action;

     (xii) changed any accounting principle, procedure or method (including any change in depreciation or amortization policies or rates or any change in revenue recognition policy);

     (xiii) commenced or threatened to commence any lawsuit or proceeding against a third party except for debt collection action incurred in the ordinary course of business and consistent with past practice;

     (xiv) received any written notice of any claim of ownership by a third party of any Company Intellectual Property or of infringement by the Company of any third party’s Intellectual Property rights; or

     (xv) negotiated, agreed or committed to do any of the things described in the preceding clauses (i) through (xiv) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

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     “Permitted Exceptions” shall mean (i) mechanic’s, materialman’s, warehouseman’s and carrier’s liens of record and purchase money security interests arising in the ordinary course of business; (ii) liens for Taxes and assessments not yet payable; (iii) liens for Taxes, assessments and charges and other claims, the validity of which the Company is contesting in good faith; (iv) zoning, entitlement, building and other land use regulations; (v) covenants, conditions, restrictions, easements and other similar matters of record; (vi) liens for workers compensation, unemployment insurance and other benefits incurred in the ordinary course of business; and (vii) imperfections of title, liens, security interests, claims and other charges and encumbrances the existence of which would not have a Material Adverse Effect.

(i)	Assets and Properties; Title; Absence of Liens and Encumbrances, etc.

(i) The Company has good and marketable title to (or in the case of leased assets, a valid leasehold interest in) all of the real, tangible, personal and mixed properties and assets owned or leased by it and used in its business, and such ownership and leasehold interests are free and clear of any liens, charges, pledges, security interests or other encumbrances (other than Permitted Exceptions), except as set forth in Section 5.01(i)(i) of the Disclosure Schedule or reflected in the Company Financial Statements. The Company owns or has the right to use all of the real, tangible, intangible, personal and mixed properties and assets used in the conduct of the business as presently conducted. The Company's intangible properties and assets (excluding leasehold interests) are free and clear of any liens, charges, pledges, security interest or other encumbrances (other than Permitted Exceptions), except as reflected in the Company Financial Statements.

     (ii) All of the material assets and properties of the Company as of the date thereof are reflected in the Company Financial Statements. Section 5.01(i)(ii) of the Disclosure Schedule sets forth a materially complete and accurate list identifying and specifying the location of all material tangible assets and properties of the Company. To the Company’s Knowledge, the tangible assets and properties of the Company, including the real property and improvements thereon are in compliance in all material respects with, and there are no outstanding written notices of any uncorrected violations of, any and all material applicable laws, ordinances, regulations, licenses, approvals or other permits required by any municipal, governmental or quasi-governmental entity having jurisdiction over such assets or properties or the use thereof. For purposes of this Agreement, “Company’s Knowledge” means, with respect to a particular fact or other matter, that any of RONALD R. HARE or ANNETTE A. WILLIS has actual knowledge of that fact or matter after reasonable inquiry.

(j)	Intellectual Property.

(i) “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith throughout the world: (A) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and inventions and discoveries (whether or not patentable) (collectively, “Patents”); (B) all improvements, designs, mask works and mask work registrations, trade secrets and other rights in know-how and confidential or proprietary information, including computer programs, algorithms, routines, source and executable code, technical data, customer and supplier lists, techniques, processes, and methodologies (“Trade Secrets”); (C) all copyrights, copyrights registrations and applications therefor and all other

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rights corresponding thereto throughout the world (“Copyrights”); (D) all rights in World Wide Web addresses and domain names (including any email addresses associated therewith) and applications and registrations therefor, all trade names, trade dress, business identifiers, brand names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (E) any similar, corresponding or equivalent rights to any of the foregoing; and (F) all contracts, licenses and agreements with respect to any of the foregoing (“IP Contracts”).

     (ii) Company Intellectual Property. The Intellectual Property listed in Section 5.01(j)(ii)(A) and (B) of the Disclosure Schedule constitutes all the material Intellectual Property used in the conduct of the business of the Company as it currently is conducted other than copyrighted material for which no application for registration has been made (the “Company Intellectual Property”). Section 5.01(j)(ii)(A) of the Disclosure Schedule lists the Company Intellectual Property that the Company has registered or applied to register with a Governmental Entity, indicating for each such item of Company Intellectual Property the registration or application number, the record owner and the applicable filing jurisdiction. Section 5.01(j)(ii)(B) of the Disclosure Schedule lists material Company Intellectual Property that is owned by the Company other than copyrighted material for which no application for registration has been made (the “Owned Intellectual Property”). The Company owns and possesses all right, title and interest in and to the Owned Intellectual Property. To Company’s Knowledge, there are no proceedings or actions before any court, tribunal, agency or organization related to any of the Company Intellectual Property. There are no filings, payments due, or other actions that must be taken by the Company or any Equity Holder within sixty (60) days of the Closing in order to obtain, perfect, preserve, renew or maintain the Owned Intellectual Property.

     (iii) All Necessary Rights. Except for licenses set forth in Section 5.01(j)(iii) of the Disclosure Schedule, the Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Intellectual Property of the Company, to any other Person. The Company’s rights in all Company Intellectual Property will be free and clear of any liens, charges, pledges, security interests or other encumbrances (except for licenses set forth in Section 5.01(j)(iii) of the Disclosure Schedule and except for non-exclusive licenses granted to end- user customers in the ordinary course of business). Neither the Company nor any of the Company’s current employees has any patents issued or pending for any device, process, design, or invention of any kind now used by the Company, which patents or applications have not been assigned to the Company. The Company abides by all applicable laws regarding the collection, use, and disclosure of personally identifiable and other confidential information, including customer and client information.

     (iv) No Infringement. To the Company’s Knowledge, no Person is infringing or misappropriating any Owned Intellectual Property. Except as set forth in Section 5.01(j)(iv) of the Disclosure Schedule, to the Company’s Knowledge, no Company Intellectual Property is infringing any Intellectual Property of any third party. The operation of the business of the Company as it is currently conducted does not infringe or misappropriate any Intellectual Property of any Person, violate any right to privacy or publicity of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction. Within the last five (5) years, the Company has not received any written request or notice from another Person claiming,

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demanding or seeking a right to defense or indemnification against the Company relating to the infringement or misappropriation of Intellectual Property. The Company has not received written notice that claims with respect to the Company Intellectual Property are pending or threatened by any Person (A) to the effect that the development, sale or use of any product, process or service as now used or offered by the Company infringes on or misappropriates any Intellectual Property of any Person or (B) challenging the ownership, validity, enforceability or effectiveness of any Company Intellectual Property.

     (v) No Grants, Assignments. Neither this Agreement nor the transactions contemplated by this Agreement, will impair any rights of the Company in, to or under any Company Intellectual Property.

     (vi) IP Contracts. Section 5.01(j)(vi) of the Disclosure Schedule sets forth a true and correct list of all material IP Contracts to which the Company is a party. Each such IP Contract is valid and binding on the parties thereto and in full force and effect. Neither the Company nor, to Company’s Knowledge, any other party is in material breach or default under any such IP Contract. No party to any such IP Contract has given the Company written notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any such IP Contract. The transactions contemplated by this Agreement will not place the Company in breach or default of any such IP Contract, or trigger any modification, termination or acceleration or cause any additional fees to be due thereunder.

     (k) List of Properties, Contracts and Other Data. Section 5.01(k) of the Disclosure Schedule contains a list setting forth with respect to the Company as of the date hereof the following:

     (i) all leases of real or personal property to which the Company is a party, either as lessee or lessor with a brief description of the property to which each such lease relates, except (A) such leases of personal property as require payment during their remaining life aggregating less than $50,000, and (B) such leases of real or personal property having an original term of one year or less;

     (ii) all collective bargaining agreements, all agreements or arrangements that contain any severance pay, all written bonus, deferred compensation, pension, profit sharing or retirement plans or any other material employee benefit plans or arrangements, all written employment or consulting agreements pursuant to which the Company is obligated to make payments in excess of $50,000 per year and all agreements or plans, including all stock or other equity option plans, stock or other equity appreciation rights plans or stock or other equity purchase plans, any of the benefits of which will be increased or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)	all dealer leases and supply contracts;

(iv)	all customer contracts relating to products and/or services provided by the

Company, including contracts with subcontractors or other third party vendors used by the Company to provide the products and/or services referenced, which are presently in effect and from which the Company derived revenue during the 2012 or 2013 fiscal years, but excluding

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any contracts where the annual revenue for each such period was not in excess of, or is not expected to be in excess of, $50,000;

     (v) to the extent not specifically referred to in the preceding clauses (i) - (iv) above, all of the following to which the Company is a party, or to which it or any of its assets or properties are subject: all contracts and commitments (including mortgages, indentures and loan or credit agreements, security agreements or other agreements or instruments) relating to the borrowing of money or extension of credit, including guaranties; fidelity or surety bonds or completion bonds; agreements of indemnification or guaranty; agreements, contracts or commitments containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any Person; agreements, contracts or commitments relating to capital expenditures and involving future payments in excess of $50,000; agreements, contracts or commitments relating to the disposition or acquisition of assets outside of the ordinary course of business or any interest in any business enterprise pursuant to which there may be an obligation on the part of the Company to make additional payments; agreements, contracts or commitments containing performance or revenue standards or purchase or revenue minimums, which, if not met, have payment, reimbursement or forfeiture provisions; construction contracts; material distribution, joint marketing or development agreements; or any agreement, contract or commitment pursuant to which the Company has granted or may grant in the future to any party a source-code license or option or other right to use or acquire source-code; provided, however, that there need not be listed in the Disclosure Schedule (unless required pursuant to the preceding clauses (i), (ii), (iii) or (iv) above) any contract or commitment incurred in the ordinary course of business and consistent with past practice or which requires payments to or by the Company during its remaining life aggregating less than $50,000;

     (vi) all agreements, contracts or commitments that grant “most favored nation” status that, after the Closing, would apply to Buyer and any of its affiliates, including the Company;

     (vii) any agreement with stockholders, directors or officers or, to the Company's Knowledge, any relative or affiliate thereof; and

     (viii) any agreement with any person other than Buyer and Merger Sub relating to the right or option to purchase securities or assets of the Company.

     Materially true and complete copies of all documents and descriptions, complete in all material respects, of all written agreements or commitments (if any) referred to in this Section 5.01(k) have been made available to Buyer or its counsel. The Company has not been notified in writing of any claim that any contract listed in the Disclosure Schedule for this Section 5.01(k) is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default, except for any such claim which would not have individually or when taken together with all such other claims referred to in this sentence a Material Adverse Effect.

     (l) Litigation. To the Company’s Knowledge, except as set forth in Section 5.01(l) of the Disclosure Schedule, there are no actions, suits or proceedings with respect to the business of the Company pending against the Company at law or in equity, or before or by any federal,

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state, municipal, foreign or other governmental department, commission, court, board, bureau, agency or instrumentality (individually, a “Governmental Entity”), nor, to the Company’s Knowledge, has the Company received any written notice or threat of any such actions, suits or proceedings with respect to the business of the Company. Except as set forth in Section 5.01(l) of the Disclosure Schedule, to the Company’s Knowledge, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors by or before a Governmental Entity.

(m) Labor Controversies. a Material Adverse Effect:

Except as would not reasonably be expected to have

     (i) there are no controversies known to the Company between the Company and any employees or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or, to the Company’s Knowledge, threatened, related to the Company and, to the Company’s Knowledge, there are not and during the last two (2) years prior to the date hereof there have not been any formal or informal organizing efforts by a labor organization and/or group of Company employees and the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by the Company;

     (ii) the Company is in compliance, and has not received written notice of, nor, to the Company’s Knowledge, has there been threatened any claim that the Company has not complied, with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar Taxes, equal employment opportunity, employment discrimination and employment safety nor has the Company received written notice of or, to the Company’s Knowledge, has there been threatened any claim that it is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing; and the Company is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice) and there are no pending, threatened or reasonably anticipated claims or actions against the Company for violation of any worker’s compensation policy or long-term disability policy; and

     (iii) the Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in or contribute to any international or foreign employee benefit plan.

(n)	Real Property.

(i) Set forth on the attached Section 5.01(n)(i) of the Disclosure Schedule is an accurate and complete list and summary description of all real property currently owned, leased or operated by the Company (collectively, the “Facilities”) and, except as set forth on Section 5.01(n)(i) of the Disclosure Schedule, none of the described leases require any consent to the transactions contemplated by this Agreement. Except as set forth in Section 5.01(n)(i) of the Disclosure Schedule, to the Company’s Knowledge, there exist no violations of applicable law

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which would materially interfere with or prevent the use and occupancy of the Facilities in the manner in which such Facilities are presently used and occupied. The Company has made available for review by Buyer complete copies of all material surveys, reports or deficiency notices concerning the Facilities which are in the possession of the Company. The Company has previously made available to Buyer complete copies of all leases listed and described on Section 5.01(n)(i) of the Disclosure Schedule.

     (ii) All rents or other material payment obligations which have become due in respect of each of the leased Facilities have been or will be paid in the ordinary course of business and the Company has complied in all material respects with its obligations under the said leases to which it is a party. The Company has not received any written notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the Facilities or any written notice of default under any lease, contract, commitment, license or permit, relating to the use and operation of the Facilities, in either case which could reasonably be expected to have in the aggregate a Material Adverse Effect and there is no such violation or default which would have in the aggregate a Material Adverse Effect. The Company has not received any written notice that any facility or other building that is owned or covered by a lease set forth in the Disclosure Schedule hereto does not substantially conform with all applicable ordinances, codes, regulations and requirements, and the Company has not received any written notice that any law or regulation presently in effect or condition precludes or restricts continuation of the present use of such properties by the Company.

(o)	Environmental Matters.

(i) Except as disclosed on the attached Section 5.01(o)(i) of the Disclosure

Schedule or previously resolved by the Company:

     (1) to the Company’s Knowledge, no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by the Company, no complaint has been filed, no penalty has been assessed and, to the Company’s Knowledge, no investigation or review is pending or threatened by any governmental entity or other person or entity with respect to any past or present (i) alleged violation by the Company of any Environmental Law (as hereinafter defined) or liability thereunder; (ii) alleged failure by the Company to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law in connection with the conduct of its business; or (iii) Release (as hereinafter defined) of Hazardous Substances (as hereinafter defined) at any of the Facilities;

     (2) to the Company’s Knowledge, no surface impoundments, septic tanks, pits, sumps, or lagoons in which Hazardous Substances are being or have been treated, stored or disposed of have been located on any property owned or leased by the Company since the date the Company took ownership or entered into the lease for such property or, to the Company’s Knowledge, at any time before the Company took ownership or entered into the lease for such property; no Hazardous Substances have been found in any potable water used to supply any such property since the date the Company took ownership or entered into the lease for such property or, to the Company’s Knowledge, at any time before the Company took ownership or entered into the lease for such property; and no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing material or other Hazardous Substances in an amount or solution so as to violate Environmental Laws is or was

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deposited or released at, under or on any property owned or leased by the Company since the date the Company took ownership or entered into the lease for such property or, to the Company’s Knowledge, at any time before the Company took ownership or entered into the lease for such property;

(3)	there are no Environmental Liabilities (as hereinafter defined);

(4)	there has been no environmental investigation, study, or audit conducted of which the Company has possession or to which it has access in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company which has not been made available to Buyer; and

     (5) the Company is in material compliance with all Environmental Laws relative to the construction, maintenance, compliance and use of underground storage tanks and appurtenances thereto at all Facilities.

     (ii) For purposes of this Agreement, the following terms have the meanings set forth beside such terms:

     (1) “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     (2) “Environmental Laws” means any and all laws or regulations, ordinances, judicial decisions, orders or permits relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or toxic, radioactive or hazardous substances, medical wastes or other wastes or the clean-up or other remediation thereof.

     (3) “Environmental Liabilities” means, to the Company’s Knowledge, all liabilities of the Company arising in connection with or in any way relating to its assets and properties, which (a) arise under or relate to a violation by the Company of Environmental Laws and (b) arise from or relate in any way to actions of the Company occurring before the date hereof.

     (4) “Hazardous Substance” means petroleum products or hazardous substances as defined in Section 101 of CERCLA or any other Environmental Laws.

(5) “Release” has the meaning specified in 42 U.S.C. §9601(22).

(p)	Additional Accounting Disclosure Matters.

(i) Accounts Receivable. The accounts receivable reflected on the Closing

Balance Sheet arose from bona fide transactions in the ordinary course of business. No such account has been assigned or pledged to any other Person.

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     (ii) No Undisclosed Liabilities. The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of the type required to be reflected in the Company Financial Statements, that in the aggregate exceeds $50,000, and which (A) has not been reflected or reserved against in the most recent Company Financial Statements or (B) has arisen other than in the ordinary course of the Company’s business and consistent with past practices since the date of the latest balance sheet included in the Company Financial Statements.

(q)	Compliance with Law; Restrictions on Business Activities.

(i) No Defaults. The Company is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or, to the Company’s Knowledge, to which the Company is subject and which applies to its business, and, to the Company’s Knowledge, the Company has not been notified in writing that it is in violation of any laws, ordinances, governmental rules or regulations to which it is subject or that it has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its assets and properties or to the conduct of its business.

     (ii) Immigration Matters. The Company has on file a valid Form I-9 for each employee hired by the Company on or after November 7, 1986 and continuously employed after November 6, 1986 or the applicable date of hire to the Closing Date. To the Company’s Knowledge, all employees of the Company are (A) United States citizens, or lawful permanent residents of the United States, (B) aliens whose right to work in the United States is unrestricted, (C) aliens who have valid, unexpired work authorizations issued by the Attorney General of the United States (US Citizenship and Immigration Services) or (D) aliens who have been continually employed by the Company since November 6, 1986 or the applicable date of hire. The Company has not been the subject of an immigration compliance or employment visit from, nor has the Company been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (U.S. Citizenship and Immigration Services).

     (iii) Restrictions on Business Activities. Except as set forth on Section 5.01(q)(iii) of the Disclosure Schedule, the Company has not entered into any agreement and there is no judgment, injunction, order or decree which binds the Company under which the Company is restricted or prohibited from selling, licensing or otherwise distributing any of its products and/or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     (iv) Employees. To the Company’s Knowledge, no employee of the Company (A) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others or (B) has given written notice, or to the Company’s Knowledge, verbal notice to the Company of termination of his or her employment with the Company, except for turnover in the normal course of the Company’s business.

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     (v) Governmental Authorization. The Company possesses all material consents, licenses, permits, grants or other authorizations by a Governmental Entity which are required for the operation of its business as it is currently conducted or the holding of any such interest, other than such consents, licenses, permits, grants or authorizations the failure to obtain which would not have a Material Adverse Effect (“Company Authorizations”), which Company Authorizations are in full force and effect.

     (r) Employee Benefits. Except as set forth on Section 5.01(r) of the Disclosure Schedule:

     (i) Employee Plans. Section 5.01(r) of the Disclosure Schedule sets forth a list identifying each “employee pension benefit plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any “multiemployer plan”, as defined in Section 3(37) of ERISA, (the “Pension Plans”) and a list identifying each “employee welfare benefit plan”, as defined in Section 3(1) of ERISA, (the “Welfare Plans”); and all other stock or other equity purchase, stock or other equity option, equity-based, bonus (including stay and/or sale bonus), incentive compensation, deferred compensation, profit sharing, severance, change in control, retention, salary continuation, insurance, vacation, holiday, sick leave, fringe benefit and other employee benefit plans (whether oral or written, qualified or nonqualified) that are currently maintained, administered or contributed to by the Company. Collectively, the Pension Plans, Welfare Plans and other plans referred to in this subsection (i) are hereinafter referred to as the “Employee Plans”. With respect to Employee Plans, (A) no Employee Plan is maintained, administered or contributed to by any entity other than the Company, and (B) no Employee Plan is funded through any trust or other arrangement which also funds any employee benefit arrangement which is not an Employee Plan, (C) no Employee Plan is a defined benefit plan subject to Title IV of ERISA, and (D) no Employee Plan is a multiemployer plan, as defined in Section 3(37) of ERISA.

     (ii) Copies of Plans, Documents, etc. The Company has made available to Buyer materially true and complete copies of (A) the Employee Plans (including any related trust agreements or other funding arrangements), (B) any amendments to the Employee Plans, (C) any material employee communications by the plan administrator of any Employee Plan (including all summary plan descriptions and all summaries of material modifications, as defined under ERISA), (D) the three most recent annual reports (e.g., the complete Form 5500 series) prepared in connection with each Employee Plan (if such report was required), including all attachments (including the audited financial statements, if any), and (E) the three most recent actuarial valuation reports prepared in connection with each Employee Plan (if any such report was required).

     (iii) Compliance. Each Employee Plan has been maintained in material compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), which are applicable to such Employee Plan.

     (iv) Qualification, etc. Section 5.01(r) of the Disclosure Schedule identifies each Plan that is intended to qualify as a “qualified plan” within the meaning of Section 401(a) of the Code (each, a “Qualified Plan”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the exempt status of its related trust, which has not been

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revoked, and there are no existing circumstances nor any events that have occurred that would adversely affect the qualified or exempt status of any Qualified Plan or its related trust.

     (v) No Claims. There are no pending or, to the Company’s Knowledge, threatened (A) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (B) suits, investigations or other proceedings by any Governmental Entity against any Employee Plan, the assets held thereunder, the trustee of any such assets or the Company relating to any of the Employee Plans.

     (vi) No Prohibited Transactions. The Company has not engaged (A) in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA, or (B) in any “prohibited transaction” within the meaning of Section 406(a) or 406(b) of ERISA, or of Section 4975(c) of the Code, with respect to any Employee Plans. Furthermore, to the Company’s Knowledge, no other “party in interest”, as defined in Section 3(14) of ERISA, or “disqualified person”, as defined in Section 4975(e)(2) of the Code, has engaged in any such “prohibited transaction”.

     (vii) No Liability. No liability has been incurred by the Company or by a trade or business, whether or not incorporated, which is deemed to be under common control or affiliated with the Company pursuant to Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for any Tax, penalty or other liability with respect to any Employee Plan and, to the Company’s Knowledge, such Employee Plans do not expect to incur any such liability prior to the Closing.

     (viii) Required Contributions. The Company has made all required contributions under each Pension Plan on a timely basis or, if not yet due, adequate accruals therefor have been provided for in the Company Financial Statements. No Pension Plan has incurred any “accumulated funding deficiency” as such term is used in Section 302 of ERISA or Section 412 of the Code and no Pension Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code.

     (ix) Benefit Obligations. As of the date of this Agreement, with respect to each Pension Plan which is covered by Title IV of ERISA and which is not a multiemployer plan, the current value of the accumulated benefit obligations (based on the actuarial assumptions that would be utilized upon termination of such Pension Plan) does not exceed the current fair value of the assets of such Pension Plan. There has been (A) no material adverse change in the financial condition of any such Pension Plan and (B) no change in actuarial assumptions with respect to such Pension Plan as a result of plan amendment, written interpretations, announcements, change in applicable law or otherwise which, individually or in the aggregate, would result in the value of any such Pension Plan’s accrued benefits exceeding the current value of such Pension Plan’s assets.

     (x) No Change in Benefits. Except for the amendments contemplated herein or otherwise disclosed to the Buyer, since January 31, 2014, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company relating to any Employee Plan, or any change in employee participation or coverage under any Employee Plan that would increase materially the expense of maintaining such Employee Plan above that

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of such Employee Plan’s most recent plan year. Except as to vesting of accrued benefits as contemplated by Section 5.01(r)(xii), including without limitation benefits that vest upon a change of control of the Company, the execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute an event under any Employee Plan, which either alone or upon the occurrence of a subsequent event will or may result in any payment, acceleration, vesting or increase in benefits to any employee, former employee or director of the Company.

     (xi) Amendment. The amendments to the Plan prior to the Closing were consummated in accordance with the Code and ERISA and, on and following the Closing, none of the Buyer, the Company or any of their respective Affiliates shall be obligated to make any contribution to or other payment in respect of the ESOP, the equity of the Company held by the ESOT or the Plan participants (other than the Purchase Price and except in connection with the 401(k) component).

     (xii) Vesting. Prior to the Closing, the Company shall have taken all required actions to fully vest all participants in their Plan accounts, effective as of June 30, 2013, and freeze contributions to, cease the entry of new participants in, and terminate the Plan, effective as of the day prior to the Closing Date.

     (s) Insurance. Section 5.01(s) of the Disclosure Schedule summarizes the types of insurance as to which the Company has insurance policies, contracts or fidelity bonds relating to the business or operations of the Company. All such insurance policies, contracts and bonds are in full force and effect. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies, contracts and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies, contracts and bonds (or other policies, contracts and bonds providing substantially similar insurance coverage). No written notice of cancellation or termination of any such insurance policies, contracts or bonds has been given to the Company by the carrier of any such policy, contract or bond.

     (t) Bank Accounts. Section 5.01(t) of the Disclosure Schedule lists all bank, money market, savings and similar accounts and safe deposit boxes of the Company, specifying the account numbers and the authorized signatories of Persons having access to them. The manner in which the Company maintains its accounts complies in all material respects with all applicable laws and regulations.

(u)	Taxes. Except as set forth in the Disclosure Schedule:

(i) Compliance Generally. The Company (A) has duly and timely filed or caused to be filed with the appropriate authorities all Tax Returns of, related to or including the Company, including its income, assets, payroll or operations, and properly included the items related thereto in such Tax Returns, which Tax Returns are true, correct and complete in all material respects, and (B) has duly and timely paid or caused to be paid, or will cause to be duly and timely paid, to the appropriate authorities all Taxes that are due and payable on or before the Effective Time. The Company has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, collection and withholding of Taxes and

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has duly and timely collected or withheld, paid over and reported to the appropriate authorities all amounts required to be so collected or withheld, paid over and reported under all applicable laws, rules and regulations. Section 5.01(u)(i) of the Disclosure Schedule sets forth a list of each jurisdiction where the Company files a Tax Return and the type of Tax Returns filed during the past three (3) years. The Company has made available for review by Buyer true, correct and complete copies of all Tax Returns filed by or with respect to the Company during the past three (3) years and of all correspondence on open matters, as of the date of this Agreement, to or from a Taxing authority relating thereto or any Proceeding (as hereinafter defined).

     (ii) No Adjustments. No Taxing authority has asserted any adjustment that would result in an additional Tax on the Company which has not been fully paid. No such adjustment is pending or, to the Company’s Knowledge, being considered. To the Company’s Knowledge, there is no pending audit, examination, investigation, dispute, proceeding or claim relating to any Tax on the Company (collectively, a “Proceeding”), and, to the Company’s Knowledge, no Taxing authority is contemplating such a Proceeding.

     (iii) No Other Arrangements. Except as set forth in Section 5.01(u)(iii) of the Disclosure Schedule or otherwise disclosed to the Buyer, the Company is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162, 280G or 404 of the Code. The Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code (as in effect prior to its repeal). The Company does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively, of the Code. The Company has not entered into any sale-leaseback or leveraged lease transaction. None of the assets of the Company is required to be treated as being owned by any other Person pursuant to the “safe harbor” leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions. The Company has never made or been required to make an election under Section 338 of the Code. The Company has never been included in a consolidated, combined or unitary Tax Return. The Company is not and has never been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding. No Tax authority has ever asserted that the Company should file a Tax Return in a jurisdiction where it does not file. The Company does not have outstanding any closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information with or from a Taxing authority in connection with any Tax matter. There is no outstanding power of attorney authorizing anyone to act on behalf of the Company in connection with any Tax, Tax Return or Proceeding. The Company is not required to include any adjustment under Section 481 of the Code (or any similar provision of applicable law) in income for any period (or portion of a period) ending after the Closing Date. During the last two (2) years, the Company has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code.

     (iv) Other Considerations. The Company has not constituted a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in any distribution in the last two (2) years or pursuant to a plan or series of related transactions (within the meaning of Code Section 355(e)) with the transactions contemplated by this Agreement. The Company is not and has never been a “personal holding company” (within the meaning of Code Section 542), a shareholder in a “controlled foreign corporation” (within the meaning of Code Section 957), in a

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“foreign personal holding company” (within the meaning of Code Section 552), or in a “passive foreign investment company” (within the meaning of Code Section 1297), or an owner in any entity treated as a partnership or disregarded entity for federal income Tax purposes. The Company does not have nor has ever had a fixed place of business or permanent establishment in any foreign country. None of the outstanding indebtedness of the Company constitutes indebtedness to which any interest deduction may be disallowed under Section 163(i), 163(l), 265 or 279 of the Code or under any other provision of applicable law. The Company has not been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)) at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not entered into any “reportable transaction” (within the meaning of Code Section 6707A(c) or Treasury Regulations Section 1.6011-4 or any predecessor thereof). In the case of any transaction that could result in a “substantial understatement of income tax” (within the meaning of Code Section 6662(d)) if the claimed Tax treatment were disallowed, the Company has “substantial authority” (within the meaning of Code Section 6662(d)) for the claimed treatment, or in the case of a transaction other than a “tax shelter” (within the meaning of Code Section 6662(d)(2)(C)(ii)), has “adequately disclosed” (within the meaning of Code Section 6662(d)) the relevant facts affecting the Tax treatment on its income Tax Return. The Company has not received a Tax opinion with respect to any transaction relating to the Company other than a transaction in the ordinary course of business. The Company is not the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to the Company. The Company is not a party to an understanding or arrangement described in Code Section 6111(d) or Code Section 6662(d)(C)(iii). The Company is not a party to a lease arrangement involving a defeasance of rent, interest or principal.

     (v) Taxes Defined. For purposes of this Agreement, “Taxes” means all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature (including all net income, gross income, gross receipts, premium sales, use, ad valorem, transfer, registration, replacement, franchise, profits, license, goods and services, value- added, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental, windfall profits or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever), including any liability therefor as a transferee (including under Section 6901 of the Code), as a result of Treasury Regulations Section 1.1502-6, or in each case, any similar provision under applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing authority (domestic or foreign).

     (vi) Tax Return Defined. As used herein, “Tax Return” includes any return, declaration, report, claim for refund or credit, information return or statement, and any amendment to any of the foregoing, including any consolidated, combined or unitary return or other document (including any related or supporting information or schedule), filed or required to be filed with any federal, state, local or foreign Governmental Entity or agency in connection with the determination, assessment, collection or payment of Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes or ERISA.

     (v) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company and the Equity Holders directly with

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Buyer without the intervention of any other Person on behalf of the Company or the Equity Holders in such manner as to give rise to any valid claim by any other Person against the Company or any Equity Holder for a finder’s fee, brokerage commission or similar payment.

     (w) Certain Relationships of the Company. All contracts between the Company and any Equity Holder, any current director or officer of the Company and any former director who served as a director of the Company within the ten year period preceding the date of this Agreement which are still in effect as of Closing are described in Section 5.01(w) of the Disclosure Schedule. Section 5.01(w) of the Disclosure Schedule contains a true, correct and complete list of all services provided to the Company by employees outside the normal course of their employment.

     (x) Representations Complete. To the Company’s Knowledge, none of the representations or warranties made by the Equity Holders and the Company (as modified by the Disclosure Schedule), nor any statement made in the Disclosure Schedule or certificate furnished by the Equity Holders or the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the Equity Holders in connection with soliciting their consent to this Agreement and the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     (y) No Other Representations. None of the Company, the Equity Holders or any person acting on behalf of any Equity Holder or the Company has made or makes any representation or warranty except as expressly set forth in this Agreement. Except as otherwise expressly provided herein, the Company and Equity Holders expressly disclaim any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the assets or operations of the Company or the prospects (financial and otherwise), risks and other incidents of the Company. Other than as set forth herein, no statements made by any Equity Holder or the Company, or any of their representatives, shall be representations or warranties and the Buyer and Merger Sub shall have no right to rely thereon.

     SECTION 5.02 Representations and Warranties of the ESOT Trustee. The ESOT Trustee hereby represents and warrants, on behalf of the ESOT to the Buyer and the Merger Sub as follows:

     (a) Authorization of Transaction. The ESOT Trustee has all requisite power and lawful authority to execute, deliver and perform its respective obligations as an Equity Holder under this Agreement, the Escrow Agreement and all other agreements contemplated by this Agreement and all documents, agreements and instruments utilized to effect the Pre-Closing Transactions (“Documents”) to which the ESOT is a party. The ESOT Trustee is duly authorized to execute and deliver this Agreement and the other Documents to which the ESOT is a party on behalf of the ESOT. All requisite action on the part of the ESOT Trustee, has been taken in connection with the Pre-Closing Transactions, this Agreement and the other Documents to which the ESOT is a party to authorize the performance of any of its obligations hereunder and thereunder and the carrying out of the Pre-Closing Transactions and the transactions contemplated hereby and thereby. Except to the extent provided in Section 7.03, no other proceeding on the part of the ESOT Trustee is necessary to authorize this Agreement or the other

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Documents to which the ESOT is a party or the consummation of the transactions contemplated hereby and thereby. Each Document to which the ESOT is a party has been duly and validly authorized by all necessary action (corporate, trust or otherwise) on the part of the ESOT Trustee, and each Document has been duly executed and delivered by the ESOT Trustee, and constitutes the valid and legally binding obligation of the ESOT enforceable against the ESOT in accordance with its terms and conditions.

     (b) Independent Determination. The ESOT Trustee has independently preliminarily determined, in the exercise of its judgment and without direction from the Company or any of its Affiliates, that the proposed sale of the Company Stock in accordance with this Agreement and the other Documents is prudent and in the best interest of the ESOP participants and in compliance with all applicable provisions of the Code and ERISA.

     (c) Financial Advisor Opinion. The ESOT Trustee has received a preliminary opinion, and will, on or before Closing, receive a final opinion (the “Fairness Opinion”) (i) from its financial advisor, who is independent of all parties to the transactions contemplated by this Agreement, including the Company and the Company Affiliates, and any other “party in interest” within the meaning of ERISA Section 3(14) with respect to the ESOP and who meets the requirements of an “independent appraiser” under Code Section 401(a)(28)(C), (ii) in a form satisfactory to the ESOT Trustee, to the effect that (A) the portion of the Purchase Price payable to the ESOT for the Company Stock is not less than “adequate consideration” within the meaning of ERISA Section 3(18)(B), and (B) the terms of the overall transaction, including without limitation, the sale of the Company Stock held by the ESOP, are fair to the ESOP and its participants from a financial point of view, true, correct and complete copies of which have been or will be provided to the Buyer and the Company, prior to the Closing.

     (d) Legal Opinion. The ESOT Trustee has received an opinion of its counsel, which opinion will be effective as of the Closing Date, to the effect that (a) the sale of the Company Stock pursuant to the terms and conditions of this Agreement and the other Documents does not violate any applicable federal law, federal statute, federal common law, federal treaty, federal rule, federal directive, federal requirement or federal regulation or the terms of the ESOP or ESOT and that, to the counsel's knowledge, the independent financial advisor’s valuation and fairness analysis and the ESOT Trustee’s review thereof are consistent in all respects with the Proposed Regulation Relating to the Definition of “Adequate Consideration” (Department of Labor Prop. Reg. § 2510.3-18), and (b) there were no additional consents needed (that were not obtained) to accomplish, and there are no orders or judgments outstanding that could negatively impact the transfer and termination of the Plan as contemplated (such opinion, the “Legal Opinion”). A true, correct and complete copy of the Legal Opinion has been or will be provided to the Buyer and the Company, prior to the Closing.

     SECTION 5.03 Representations and Warranties of Buyer and Merger Sub. Buyer and Merger Sub each represents and warrants to the Company and the Equity Holders as follows:

     (a) Organization and Qualification, etc. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Each of Buyer and Merger Sub is duly

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qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.

     (b) Authority Relative to Agreement. Each of Buyer and Merger Sub has the corporate power and authority to execute and deliver this Agreement and any ancillary agreements hereto, and to consummate the transactions contemplated on its part hereby and thereby. The execution and delivery by Buyer and Merger Sub of this Agreement and any ancillary agreements hereto, and the consummation by each of them of the transactions contemplated on its part hereby and thereby have been duly authorized by their respective Boards of Directors. No other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize the execution and delivery of this Agreement and any ancillary agreements hereto, by each of Buyer and Merger Sub or the consummation by each of them of the transactions contemplated hereby and thereby. This Agreement and any ancillary agreements hereto, have been duly executed and delivered by each of Buyer and Merger Sub, and, assuming the due authorization, execution and delivery at the Closing of this Agreement and any ancillary agreements hereto, are valid and binding agreements, enforceable against each of them in accordance with their respective terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

     (c) Non-Contravention. The execution and delivery of this Agreement and any ancillary agreements hereto by Buyer and Merger Sub do not and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby will not (i) violate any provision of any Certificate of Incorporation or Articles of Incorporation or By-laws of Buyer or Merger Sub, as the case may be, or (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property of Buyer or Merger Sub pursuant to any provision of, any mortgage or lien or material lease, agreement, license or instrument or any order, arbitration award, judgment or decree to which Buyer or Merger Sub is a party or by which any of their respective assets is bound and do not and will not violate or conflict with any other material restriction of any kind or character to which Buyer or Merger Sub is subject or by which any of their assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage or lien or material lease, agreement, license or instrument to which Buyer or Merger Sub is a party or (iii) violate in any material respect any law, ordinance or regulation to which Buyer or Merger Sub is subject, except, in each case or cases, for any such violation, acceleration, creation, imposition, conflict or termination which would not prevent the consummation of the transactions contemplated hereby by Buyer or Merger Sub.

     (d) Government Approvals. No consent, authorization, order or approval of, or filing or registration with, any Governmental Entity is required for or in connection with the execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby, except (i) as may be

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necessary as a result of any facts or circumstances relating solely to the Company or the Equity Holders, (ii) where the failure to obtain such consents, authorizations or approvals or to make such filings or registrations would not prevent the consummation of the transactions contemplated hereby, and (iii) any such consents, authorizations, orders, approvals, filings and registrations as are expressly contemplated by this Agreement.

     (e) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of [ ] shares of common stock, $ par value, of which [ ] shares are duly authorized and validly issued and outstanding, fully paid and nonassessable and all of which are owned by Buyer.

     (f) Absence of Material Adverse Effect. Since January 31, 2014, Buyer has not experienced any change that could have a Material Adverse Effect.

     (g) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with the Company and the Equity Holders, without the intervention of any Person on behalf of Buyer in such manner as to give rise to any valid claim by any Person against Buyer for a finder’s fee, brokerage commission or similar payment, other than Petroleum Business Brokers, LLC, the fees of which shall be paid solely by Buyer.

     (h) Investigation. The Buyer and Merger Sub acknowledge that they have no knowledge of any breach by the Company or Equity Holders or the ESOT Trustee of any of the representations and warranties set forth in Article V. Buyer and Merger Sub acknowledge that they have received all materials and other information that they have requested from the Company for purposes of their due diligence and review; provided, however, that this acknowledgement is not intended to nullify any breach of a Representation under Section 5.01 by the Company resulting from a failure by the Company to both (i) provide a copy of the materials or information at issue and (ii) disclose the existence of such materials or information by Schedule disclosure or otherwise in writing to the Buyer and/or Merger Sub.

     (i) Availability of Funds; Solvency. Merger Sub will have at the Closing sufficient funds available to enable Merger Sub to pay and deliver the Target Value and to consummate all transactions contemplated by this Agreement and the other documents and agreements referenced herein. Assuming the accuracy of each and every representation and warranty contained in Section 5.01 as of the date hereof, immediately following the Closing, the Company (i) will not be insolvent or left with unreasonably small capital, (ii) will not have incurred debts beyond its ability to pay such debts as they mature or (iii) will not have liabilities in excess of the reasonable market value of its assets determined on a going concern basis.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 6.01

Access; Due Diligence.

     (a) Access. Prior to the Closing Date and subject to the provisions of Section 6.01(b) below, the Company shall (i) give Buyer and Merger Sub, their lenders, and their respective accounting, legal, business, environmental, engineering, intellectual property and other

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authorized representatives and advisors reasonable access, during normal business hours and upon reasonable advance notice and at such times as may be mutually agreeable to Buyer, Merger Sub and the Company, to all plants, offices, warehouses and other facilities and properties of the Company and its Subsidiaries, (ii) make available to Buyer and Merger Sub, their lenders, and their respective authorized representatives and advisors all documents and information relating to the Company and its Subsidiaries as may be reasonably requested by Buyer and Merger Sub, their lenders, and their respective authorized representatives and advisors, (iii) permit Buyer and Merger Sub, their lenders, and their respective authorized representatives and advisors to review all books, records and contracts of the Company and its Subsidiaries as may be reasonably requested by Buyer and Merger Sub, their lenders, and their respective authorized representatives and advisors, and make copies thereof, (iv) make available certain employees and advisors of the Company and its Subsidiaries as are designated by the Company and cause such employees and advisors to make available to Buyer and Merger Sub, their lenders, and their respective authorized representatives and advisors data and other information with respect to the Company and its Subsidiaries as may be reasonably requested by Buyer and Merger Sub, their lenders, and their respective authorized representatives and advisors, and discuss with Buyer and Merger Sub, their lenders, and their respective authorized representatives and advisors the affairs of the Business, and (v) reasonably cooperate with Buyer and Merger Sub, their lenders, and their respective authorized representatives and advisors in their investigation and examination of the Company and its business and affairs.

     (b) Environmental Due Diligence. Buyer has undertaken certain analysis, inspections and testing including: financial feasibility studies, marketing studies, utility location availability, Phase I environmental site assessments, and any and all other tests, studies or analysis, which Buyer has deemed appropriate and that were agreeable to the Company; provided, however, Buyer shall have until March 25, 2014 to complete its soil analysis, borings or any other Phase II or invasive environmental assessments on the eight Facilities disclosed to the Company. The Merger Sub and Buyer and their respective representatives, agents, employees, contractors, appraisers, architects, and engineers shall not unreasonably interfere with the Company’s business in performing such environmental inspections and studies pursuant to this Agreement, shall give the Company advance notice of same and shall schedule any site visits, inspections or assessments with the Company at mutually-agreeable times and upon mutually-agreeable conditions. The Buyer and Merger Sub hereby, jointly and severally, agree to indemnify and hold the Company harmless for any and all claims and damages whatsoever, including reasonable attorney fees, court costs and expenses of suit, arising out of, resulting from (directly or indirectly) or related to any work, studies, engineering, surveying, and testing done on the Company’s real property or at any Facility by the Buyer or Merger Sub or their employees, agents or third party contractors. Further, as soon as any test or work has been completed, the Buyer and Merger Sub shall restore such real property and Facilities to the same or better condition as it was prior to the test or work having been performed, all at the sole cost and expense of the Buyer and Merger Sub.

     SECTION 6.02 Conduct of Business Prior to Closing. Except for actions set forth in the Disclosure Schedule, or undertaken or incurred in connection with the payment of a special cash dividend by the Company prior to the Closing or the termination and payment of the Company's non-qualified retirement plans, or otherwise contemplated by this Agreement or taken with the prior written consent of Buyer, from the date of this Agreement until the Closing Date, the Company shall conduct, and cause the Subsidiaries to conduct, its and their business in

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the ordinary course consistent with their past practice, and the Company shall not take, or cause or allow any Subsidiary to take, any action or condition specified in Section 5.01(h), and the Company shall and shall cause its Subsidiaries to:

(a)	conduct their respective businesses in a manner consistent with past practice;

(b)	maintain their respective owned and leased real properties, buildings, structures and other improvements and machinery and equipment constituting any of their respective assets in a manner consistent with past practice;

     (c) meet their contractual obligations and perform and pay their obligations as they mature in the ordinary course of business consistent with past practice;

     (d) use commercially reasonable efforts to preserve their existing beneficial relationships with agents, lessors, suppliers and customers; provided, however, that this provision shall not apply to the effects of the announcement of this Agreement and the transactions contemplated herein;

     (e) promptly advise Buyer in writing of any material adverse change in their respective assets or the conduct, business, operations, properties, conditions (financial or otherwise) of their business;

     (f) comply with all judgments, laws, statutes, rules, ordinances and regulations promulgated by any governmental body and all Company Authorizations applicable to the conduct of their business or the ownership or operation of their assets, and maintain, and prosecute applications for, such Company Authorizations and pay all Taxes, assessments and other charges applicable thereto; and

     (g) give notice to Buyer promptly upon becoming aware of any inaccuracy of any of the Company's representations or warranties made herein or in the Disclosure Schedule (any such notice to describe such inaccuracy, event or state of facts in reasonable detail).

     SECTION 6.03 Confidentiality. Each of those certain Equity Holders listed on Exhibit G covenants and agrees that, for a period of two (2) years following the Closing Date, she, he or it will hold all information concerning the Company, and all information concerning Buyer and Merger Sub received by such Equity Holder from Buyer or Merger Sub (other than information which (a) becomes generally available to the public, (b) was available to such Equity Holder or the Company on a non-confidential basis prior to its disclosure by Buyer or Merger Sub, as the case may be, (c) becomes available to such Equity Holder or, prior to the Closing Date, the Company, on a non-confidential basis from a source other than Buyer or Merger Sub that is not prohibited from disclosing such information to such Persons by a contractual, legal or fiduciary obligation or (d) is independently developed by such Equity Holder without reference to any information received from the Company, Buyer and Merger Sub) on a confidential basis. Each such Equity Holder also covenants and agrees to not use themselves or voluntarily disclose (other than pursuant to legal process after an opportunity to restrict or otherwise limit disclosure) to others any such information, and to, upon request by Buyer, promptly return every document furnished by Buyer or Merger Sub, as the case may be, in connection herewith and any copies thereof it may have made and to destroy any summaries, compilations or similar documents it may have made or derived from such material and have its representatives promptly return such

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documents and copies and destroy such summaries, compilations or similar documents (other than one copy for archival purposes until the expiration of the period defined in Section 8.01 hereof). The Mutual Non-Disclosure Agreement dated December 28, 2012, between Buyer and the Company, is hereby incorporated herein by this reference.

     SECTION 6.04 Employee Matters. The employees of the Company who are employed as of the Closing Date shall remain employees of the Company following consummation of the transactions contemplated hereby, except for those employees who voluntarily resign or retire or as set forth in Section 6.04 of the Disclosure Schedule. Thereafter, for so long as they are employed by the Company, they shall be paid, depending on their duties and responsibilities, in accordance with Buyer’s compensation policies with respect to its employees generally, which compensation and benefits, on the whole, shall be at least substantially equivalent to the compensation and benefits received by the employee from the Company as of the date of this Agreement. Buyer shall give credit to such employees for their service as employees of the Company for purposes of (i) participation and eligibility for benefits under Buyer’s defined contribution plans and welfare benefit plans and (ii) vesting under Buyer’s defined contribution plans. For this purpose, each “year of service” with the Company shall be treated as a “year of service” with Buyer. This Section 6.04 shall not be construed as amending any Employee Plan.

SECTION 6.05

Taxes.

     (a) The Buyer shall cause the Surviving Corporation to duly and timely file all Tax Returns required to be filed for all periods ending on or prior to the Effective Time (“Pre-Closing Tax Period”), duly and timely pay all Taxes required to be paid on or prior to the Effective Time and accrue on the Company’s books and records in accordance with GAAP any Tax of or relating to the Company, its income, assets, payroll or operations which is not then due. Prior to filing any Tax Returns for any Pre-Closing Tax Period, the Representative shall be given a reasonable opportunity to review and provide comments on the filing of any Tax Return for a Pre-Closing Tax Period, and the Buyer shall not file or permit the Surviving Corporation to file any income Tax Return for a Pre- Closing Tax Period (other than a Straddle Period) without the consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed. Such Tax Returns shall be true, correct and complete in all material respects, and shall not make, amend or terminate any election or change any accounting method, practice or procedure without Representative’s prior written consent, except as may be required by law. For purposes of this Agreement, “Straddle Period” shall mean any Tax period beginning before the Effective Time and ending after the Effective Time.

     (b) Except to the extent required by applicable law, statute, common law, treaty, rule, directive, requirement or regulation of any Governmental Entity ("Law"), none of the Buyer or any of its Affiliates shall (or shall cause the Company to) amend, refile or otherwise modify any Tax Return of the Company with respect to any Tax Period ending at or prior to the Effective Time without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

     (c) The Buyer, the Company and the Representative shall cooperate fully with each other, as and to the extent reasonably requested by any such party, in connection with the preparation and filing of Tax Returns pursuant to this Section. Such cooperation shall include the

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retention and (upon any such other party’s request) the provision of records and information which are reasonably relevant to the preparation and filing of any such Tax Return. The Buyer shall (i) retain all books and records with respect to Tax matters pertinent to the Company and any of the Company’s Affiliates relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (ii) give each other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other party so requests, shall allow such other party to take possession of such books and records.

     (d) Any refunds or credits of Taxes of the Company for any Pre-Closing Tax Period (or portion thereof ending at the Effective Time) or for any Straddle Period, to the extent allocable to the portion of such Straddle Period ending at the Effective Time shall be for the benefit of the Equity Holders except to the extent any such refund or credit is reflected in Net Working Capital. Any refunds or credits of the Company for any Straddle Period, to the extent allocable to the portion of such Tax Period beginning after the Effective Time or for any Tax Period beginning and ending after the Effective Time, shall be for the benefit of the Buyer, except for the tax benefit received from the termination and payment of the Company's non-qualified retirement plans. The Buyer shall promptly pay over (or cause the Surviving Corporation to pay over) to the Representative for the benefit of the Equity Holders all refunds received by the Buyer or its Affiliates to which the Equity Holders are entitled under this Section.

     (e) So long as taxable periods of the Company or any Company Affiliate ending at or before, or including, the Effective Time remain open for an assessment of Tax, the Buyer and the ESOT Trustee shall notify the other, and the Representative, in writing, within fifteen (15) Business Days after receipt of written or oral notice of:

     (i) any pending or threatened audit or assessment with respect to Taxes of the Company relating to any Pre-Closing Tax Period, and

     (ii) any pending or threatened audit or assessment with respect to Taxes of the Buyer or the Company that could reasonably be expected to affect the Tax liability of any Equity Holder (including any indemnification obligation with respect to Taxes due to a breach of a representation or warranty). Within fifteen (15) business days after the Representative’s receipt of a notice respecting an audit or assessment described in clause (i) above relating to an item or items for which an Equity Holder may be responsible under this Agreement, the Representative may elect, so long as any Equity Holder has an obligation to indemnify the Buyer hereunder with respect to such audit or assessment, by written notice to the Buyer, to contest the audit or assessment in the name of the Company in accordance with the procedures and provisions set forth in this Agreement.

     SECTION 6.06 Pre-Closing Payments Received by Buyer. The parties agree that any amounts received by Buyer which relate to the business or operation of the Company prior to the Closing Date (the “Pre-Closing Payments”), including without limitation, rebates, deposits, and credits, along with all necessary or helpful supporting materials and documentation relating to such amounts, shall on a quarterly basis be delivered to the Representative for distribution by the Representative to the Equity Holders in accordance with each such Equity Holder’s

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respective pro rata share (minus any amounts required to be withheld pursuant to applicable federal and state withholding laws) unless such amounts were included in the calculation of Net Working Capital. For the avoidance of doubt, the Pre-Closing Payments shall be subject to the thresholds and limitations set forth in Article VIII.

     SECTION 6.07 Non-Solicitation. Except as required by the provisions of the contracts or agreements set forth in Section 6.07 of the Disclosure Schedule, the Company shall not and shall cause its Subsidiaries and its and their respective representatives not to, directly or indirectly, from and after the Agreement Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.01, (A) solicit, initiate, encourage (including by way of providing information) or induce the submission or announcement of any inquiries, proposals or offers or any other efforts or attempts that constitute, or could reasonably be expected to lead to, a Takeover Proposal, (B) enter into, continue, participate or engage in any discussions or negotiations with, or furnish any information to, any Person with respect to a Takeover Proposal, or (C) otherwise cooperate with or assist or participate in, or facilitate or take any action that could reasonably be expected to facilitate, any such inquiries, proposals, offers, discussions or negotiations. For purposes of this Agreement, (i) the term “Acquisition Transaction” means any transaction or series of transactions, directly or indirectly, (1) involving any exchange, lease, sale, disposition, acquisition, transfer, purchase, or exclusive license of all or substantially all of the Company’s rights with respect to assets or businesses of the Company (including capital stock of the Subsidiaries of the Company) or any Subsidiary of the Company representing ten percent (10%) or more of the assets (measured by fair market value) or net revenues of the Company and its Subsidiaries, taken as a whole, (2) that, if consummated, would result in any Person or group beneficially owning, directly or indirectly, or having the right to acquire, equity interests representing ten percent (10%) of the outstanding shares of Company Stock or of the voting power of the Company’s capital stock, (3) involving any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Person or group (or the shareholders of any Person) would own, directly or indirectly, ten percent (10%) or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, or (4) the issuance or sale by the Company or its Subsidiaries (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing ten percent (10%) or more of the voting power of the Company; and (ii) the term “Takeover Proposal” means any inquiry, proposal or offer (whether or not in writing) from any Person or group relating to any Acquisition Transaction.

     SECTION 6.08 Hart-Scott-Rodino Filing. It shall be a condition to each party's Closing obligation hereunder that (1) all filings, if any, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall have been made and any required waiting period under such laws (including any extensions thereof obtained by request or other action of any governmental authority) applicable to the transaction contemplated hereby shall have expired or been earlier terminated, (2) no action or proceeding shall have been instituted before a court or other governmental body by any Person to restrain or prohibit the transaction contemplated by this Agreement, and (3) no governmental agency shall have given notice to the effect that consummation of the transaction contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the transactions contemplated hereby. Buyer, Merger Sub and the Company

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each agree to file their respective notification and report forms under the HSR Act and any supplemental information relating to the transaction contemplated hereby with the United States Department of Justice and the Federal Trade Commission and will take all reasonable action required by the HSR Act to obtain as quickly as possible the expiration or early termination of the waiting period under the HSR Act. In the event that any Person institutes any legal action seeking to enjoin the consummation of the transactions contemplated by this Agreement under any antitrust or trade regulation law, each party will use all reasonable efforts to (a) defend any such action, and (b) vacate any restraining order or temporary injunction or other order arising out of any such action. Each party shall be solely responsible for its own legal fees and expenses in connection with such defense and vacation of any such orders or injunctions.

SECTION 6.09

Consents; Waivers.

     (a) The Company shall use its (and shall cause its Subsidiaries to use their) commercially reasonable efforts to obtain all consents necessary for, or alternate arrangements satisfactory to Buyer with respect to, any Contract, right of first refusal, insurance policy, purchase order, sales order, or other instrument or any Company Authorization which may be required to maintain the existence of the same as the result of the completion of the Merger and the other transactions contemplated hereby.

     (b) If the Company is unable to obtain before the Closing Date any consents or waivers with respect to any such Contract, right of first refusal, insurance policy, purchase order, sales order, or other instrument or any such Company Authorization, then, at the request of Buyer or the Surviving Corporation, the Representative shall provide reasonable assistance to the Surviving Corporation to obtain such consents or waivers after the Closing Date.

     (c) The Company and Buyer shall each cooperate in connection with the making of all necessary filings as required by law, including providing copies of all such documents to the non- filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Additionally, the Company and Buyer shall consult with the other prior to any meetings, by telephone or in person, with the staff of the applicable governmental authorities, and (when customary in such circumstances and to the extent permitted by the applicable governmental authority) each party shall have the right to have a representative present at any such meeting. The Company and Buyer shall each use commercially reasonable efforts to furnish or cause to be furnished all information required for any application or other filing to be made pursuant to any law in connection with this Agreement.

     SECTION 6.10 Further Assurances. From time to time following the date hereof, including after the Closing, Buyer, Merger Sub and the Company shall execute and deliver, or cause to be executed and delivered, such additional documents, agreements and instruments, and to take or cause to be taken such actions, as such other party may reasonably request or as may be otherwise necessary or desirable to carry out the purposes of this Agreement.

     SECTION 6.11 Guaranty of Buyer. The Buyer hereby unconditionally and irrevocably guarantees to the Company and the Equity Holders the due and punctual payment, performance and observance by Merger Sub of all its respective obligations, commitments, undertakings, warranties, indemnities and covenants under or in connection with this Agreement

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and the due and punctual performance and observance by the Surviving Corporation of all of its obligations with respect to appraisal rights under the VSCA (the “Obligations”), and agrees to indemnify the Company and the Equity Holders on demand against all losses, damages, costs and expenses (including reasonable legal costs and expenses in respect of any enforcement of the Obligations and/or this Agreement) which the Company and/or the Equity Holders may suffer through or arising from any breach by Merger Sub of the Obligations. The liability of the Buyer as aforesaid shall not be released or diminished by any alterations of terms or any forbearance, neglect or delay in seeking performance of the obligations thereby imposed or any granting of time for such performance or any other indulgence, provided, however, that the Buyer’s obligations under this Agreement shall continue subject to any such alteration, extension of time or other indulgence, or any waiver that may be granted. The Buyer hereby waives any rights which it may have to require the Company and the Equity Holders to proceed first against or claim payment from Merger Sub, to the extent that as between the Company and the Equity Holders and the Buyer, the latter shall be liable as principal obligor upon any default by Merger Sub as if it had entered into all the Obligations jointly and severally with Merger Sub. This guarantee and indemnity is in addition to and without prejudice to and not in substitution for any rights or security which the Company and the Equity Holders may now or hereafter have or hold for the performance and observance of the Obligations of Merger Sub.

SECTION 6.12

Director and Officer Liability and Insurance.

     (a) From and after the Effective Time, Buyer shall cause the Company to indemnify and hold harmless each present and former director and officer of the Company, and those officers, directors and employees of the Company who are or were a fiduciary, as defined in ERISA Section 3(21)(A), of an Employee Plan subject to ERISA (in each case, for acts or failures to act in such capacity) (the “Indemnified Directors and Officers”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim or Proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), to the fullest extent permitted by the VSCA, except to the extent such Costs were incurred as a result of such Indemnified Directors’ and Officers’ willful misconduct or knowing violation of criminal law. Buyer shall cause the Company to advance Costs to Indemnified Directors and Officers as incurred to the fullest extent permitted under applicable Legal Requirements, provided that the Person to whom Costs are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

     (b) Buyer shall cause the Company to maintain its existing directors and officers and ERISA fiduciary liability insurance (“D&O Insurance”) (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each such Indemnified Officer covered as of the Effective Time by the Company’s directors and officers liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, for a period of at least five years after the Effective Time. Additionally, the Company shall purchase, on or before Closing, a five- year tail prepaid policy on terms and conditions no less advantageous to the Indemnified Directors and Officers than the existing directors and officers liability insurance maintained by the Company. The obligations of Buyer under this Section

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6.12(b) shall not be terminated or modified in a manner that could adversely affect any Indemnified Officer to whom this Section 6.12(b) applies without the consent of the affected Indemnified Officer. The provisions of this Section 6.12(b) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers and their heirs and legal representatives. The rights of the Indemnified Directors and Officers and their heirs and legal representatives under this Section 6.12(b) shall be in addition to any rights such Indemnified Directors and Officers may have under the Articles of Incorporation of the Company, or under the VSCA.

	(c)	Notwithstanding anything contained in this Agreement to the	contrary, this
Section	6.12	shall survive the Closing indefinitely. In the event that Buyer	or any of its

subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of Buyer or its subsidiary, as the case may be, shall expressly assume and be bound by the obligations set forth in this Section 6.12.

     SECTION 6.13 Information Statement. As promptly as practicable after the date of this Agreement, the Company shall deliver to the ESOT Trustee the Information Statement (the “Information Statement”), which shall be in a form acceptable to the ESOT Trustee for distribution by the Company to all individuals with an account balance under the ESOP, which notifies such individuals of this Agreement and the transactions contemplated hereby and their respective rights to instruct the ESOT Trustee, in confidence, with respect to the voting of the Company Stock allocated to their ESOP account for the approval or disapproval of the Merger. The Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Information Statement shall comply as to form, shall contain all such information as is required by, and shall be prepared and distributed in all material respects with applicable law. In the event that the Company discovers subsequent to the distribution of the Information Statement that the Information Statement misstates a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or does not comply with applicable requirements of ERISA and other applicable laws, then the Company shall promptly notify the ESOT Trustee, and deliver to the ESOT Trustee (in a form acceptable to the ESOT Trustee) an amendment, supplement or modification to the Information Statement with respect thereto.

SECTION 6.14

Termination and Disposition of Plan.

     (a) Prior to the Closing, the Company shall have taken or caused to have been taken any actions that are necessary in order to freeze contributions to, cease participation under and terminate the Plan effective as of the day before the Closing.

     (b) As soon as practicable after Closing, Buyer shall cause, in accordance with the agreement specified in Section 7.02(e), 80 percent of the cash proceeds received by the ESOT Trustee at Closing in exchange for the Company Stock in participants’ ESOP accounts to be distributed based on such participants’ June 30, 2013 ESOP account balances. The Buyer shall further cause, in accordance with the agreement specified in Section 7.03(c), the remaining cash in the ESOP to be distributed to applicable ESOP participants as soon as administratively

7/3393869.1

practicable after the later of (a) receipt of an Internal Revenue Service determination letter attesting to the qualified status of the Plan on its termination, or (b) the date the proceeds from the Escrow Account, if any, are allocated to the ESOP following the Final Escrow Release Date. The Buyer shall also further cause, in accordance with the agreement specified in Section 7.03(c), the remaining cash in the 401(k) component of the Plan to be distributed upon the receipt of an Internal Revenue Service determination letter attesting to the qualified status of the Plan on its termination.

ARTICLE VII

CONDITIONS TO CLOSING

     SECTION 7.01 Conditions Precedent to the Obligations of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Buyer in its sole and absolute discretion:

     (a) Accuracy of Representations and Warranties. The representations and warranties of the Company and the ESOT Trustee made in this Agreement and any schedules or certificates furnished pursuant hereto or thereto shall be true, complete and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)	Intentionally Left Blank.

(c)	No Injunction or Litigation. As of the Closing Date, there shall not be any claim or judgment of any nature or type threatened, pending or made by or before any governmental authority that questions or challenges the lawfulness of the transactions contemplated by this Agreement under any law or regulation or seeks to delay, restrain or prevent such transactions.

     (d) HSR Compliance. Buyer shall have received confirmation from its professional advisors that no additional filing or submission is required under the HSR Act in connection with the consummation of the transactions contemplated by this Agreement, and that the consummation of the Merger will comply with all the laws and regulations related thereto.

     (e) Performance. The Company and the Equity Holders shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by them on or prior to the Closing Date.

     (f) Appraisal Rights. The period during which the Company’s stockholders can perfect appraisal or dissenters’ rights for their shares in accordance with the VSCA shall have expired and the Dissenting Stockholders who perfected appraisal or dissenters’ rights in accordance with the VSCA shall not hold more than nine percent (9%) of the issued and outstanding shares of any class or series of the Company’s capital stock.

     (g) Delivery of Documents. At or prior to the Closing, the Company shall deliver, and shall cause the Equity Holders to deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

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     (i) Escrow Agreement. The Escrow Agreement, duly executed by the Representative on behalf of all Equity Holders.

     (ii) Articles of Merger. The Articles of Merger and such other certificates and other instruments as may be required by Section 1.02, each duly executed by the Company, as may be applicable.

     (iii) Letters of Transmittal. A Letter of Transmittal duly completed and delivered by each Equity Holder, together with the reasonably appropriate related documentation.

     (iv) Company Merger Costs Certificate. A certificate, a draft of which was provided to Buyer at least two Business Days prior to the Closing Date, signed by an officer of the Company reasonably acceptable to Buyer, certifying, representing and warranting to the amount of Company Merger Costs as of the opening of business on the Closing Date, along with such supporting documentation and payoff letters as are reasonably requested by Buyer (the “Company Merger Costs Certificate”).

     (v) Fairness Opinion. The results of any fairness opinion or similar stock valuation information provided to the Company's Board of Directors by a third party retained by the Company's Board of Directors in connection with the transactions envisioned by this Agreement as well as, to the extent not restricted by the written fairness opinion, a copy of any written fairness opinion; provided, however, that there is no obligation to provide the full report (other than the actual opinion) or copies of any back-up or supporting documentation or working papers.

     (vi) Resignations. All the directors and officers of the Company and its Subsidiaries shall have resigned, effective upon Closing, and Buyer shall have received evidence of such resignations.

     (vii) Supporting Documents. On or prior to the Closing Date, Buyer and its counsel shall have received copies of the following supporting documents:

     (1) (A) copies of the Articles of Incorporation of the Company and all amendments thereto, certified as of a recent date by the Virginia State Corporation Commission and (B) a certificate of the Virginia State Corporation Commission dated as of a recent date as to the good standing of the Company; and

     (2) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, and certifying substantially to the effect (A) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and that all such consents and resolutions are still in full force and effect and are all the consents and resolutions adopted in connection with the transactions contemplated by this Agreement; (C) that the Articles of Incorporation of the Company have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(A) above; (D) as to the incumbency and specimen signature of each officer of the Company executing any certificate or instrument furnished pursuant hereto; and (E) that, to the Company’s

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Knowledge, no legal action or proceeding shall have been instituted against the Company or the Equity Holders, arising by reason of the transactions contemplated by this Agreement, which is reasonably likely to (x) restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, or (y) to have a Material Adverse Effect.

     All such documents shall be reasonably satisfactory in form and substance to Buyer and its counsel.

     (h) Approval of Company Stockholders. This Agreement shall have been approved by the affirmative vote of the holders of more than two-thirds of the outstanding Company Stock, and otherwise in accordance with the VSCA.

     SECTION 7.02 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by the Company:

     (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer and Merger Sub made in this Agreement, the Transaction Documents, and any Schedules or certificates furnished pursuant hereto or thereto shall be true, complete and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

     (b) Consents and Approvals. All consents, waivers of rights of first refusal and approvals required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents for which Buyer, Merger Sub, Company, or the ESOT Trustee are responsible to obtain shall have been obtained on terms satisfactory to the Company, and delivered to the Company on or before the Closing Date.

     (c) Performance. Buyer and Merger Sub shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by them on or prior to the Closing Date.

     (d) HSR Compliance. The Company shall have received confirmation from its professional advisors that no additional filing or submission is required under the HSR Act in connection with the consummation of the transactions contemplated by this Agreement, and that the consummation of the Merger will comply with all the laws and regulations related thereto.

(e) Delivery of Documents. At or prior to the Closing, Buyer shall deliver the following documents, in each case duly executed or otherwise in proper form:

(i) Escrow Agreement. The Escrow Agreement, duly executed by Buyer,

Merger Sub and the Escrow Agent.

(ii) Supporting Documents. On or prior to the Closing Date, the

Representative shall have received copies of the following supporting documents:

	(1)	(A) copies of the certificate of incorporation of each Buyer and
Merger Sub, and all	amendments thereto, certified as of a recent date by the Secretary of State of

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the State in which they are incorporated and (B) a certificate of said Secretary dated as of a recent date as to the good standing and due incorporation of Buyer and Merger Sub; and

     (2) a certificate of the Secretary or an Assistant Secretary of each of Buyer and Merger Sub dated as of the Closing Date and certifying substantially to the effect (A) that attached thereto is a true and complete copy of the By-laws of the particular corporation as in effect on the date of such certification and at all times since January 1, 2014; (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the particular corporation authorizing the execution, delivery and performance of this Agreement and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (C) that the certificate of incorporation of the particular corporation has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(A) above; (D) as to the incumbency and specimen signature of each officer of the particular corporation executing this Agreement; and (E) that no legal action or proceeding shall have been instituted against Buyer or Merger Sub, arising by reason of the transactions contemplated by this Agreement, which is reasonably likely (1) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement or (2) to have a Material Adverse Effect.

     (3) an agreement with an individual or entity undertaking responsibility for serving as the "Plan Administrator" of the Plan from the Closing Date through the date on which the final Form 5500 is filed with respect to the Plan, which agreement will provide that the cost of administering the Plan will be paid by the ESOT.

     All such documents shall be reasonably satisfactory in form and substance to the Company and the Equity Holders and their counsel.

     (f) Approval of Company Stockholders. This Agreement shall have been approved by the affirmative vote of the holders of more than two-thirds of the outstanding Company Stock, and otherwise in accordance with the VSCA.

     SECTION 7.03 Conditions to the Obligations of the ESOT Trustee. The obligation of the ESOT Trustee to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by the ESOT Trustee:

(a)	Fairness Opinion. The ESOT Trustee shall have received the Fairness Opinion.

(b)	Determination by ESOT Trustee. The ESOT Trustee shall have independently determined, without direction from the Company or any of its Affiliates, that the proposed merger and disposition of the Company Stock held by the ESOP in accordance with this Agreement and the other Documents is prudent and in the interest of the ESOP participants and in compliance with all applicable provisions of the Code and ERISA. The ESOT Trustee will review updated Company information from the date of this Agreement through Closing to confirm there have not been any material negative changes in the terms of the Transaction or in the Company’s financial performance which may lead to a determination that this Agreement and the other Documents are not in the interest of the ESOP participants.

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     (c) Agreement Relating to Covenants After Merger. The ESOT Trustee, the Representative, the Company and other parties thereto shall have entered into the Agreement Relating to Covenants After Merger with respect to the disposition of the Plan, satisfactory to the ESOT Trustee.

     SECTION 7.04 Waiver of Conditions Precedent. In the event that any condition to Closing has not been satisfied but the Closing occurs, such condition(s) to Closing shall be deemed waived unless a written document is delivered and signed by all parties at Closing describing in sufficient detail the specific facts that establish that a Closing condition has not in fact been satisfied.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

     SECTION 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties contained herein shall survive the Closing Date and shall remain in full force and effect until the date that is twenty-five (25) months after the Closing Date.

SECTION 8.02

General Indemnity.

     (a) Equity Holder Indemnity. Subject to the terms and conditions of this Article VIII, the Equity Holders, severally in relative proportion to their Respective Pro Rata Share but not jointly, hereby agree to indemnify and hold the Surviving Corporation, Buyer, Merger Sub and their respective affiliates harmless from and against all damages to and liabilities of the Surviving Corporation, Buyer and Merger Sub, as the case may be (including but not limited to those resulting from or relating to demands, claims, actions or causes of action, assessments or other losses, costs and expenses relating thereto, interest and penalties thereon and reasonable attorneys’ fees and related disbursements and other expenses in respect thereof but excluding consequential, punitive and incidental damages except for those owed to third parties), by reason of or resulting from (i) a breach of any representation or warranty of the Equity Holders and/or Company contained in or made pursuant to this Agreement, (ii) the failure of the Equity Holders or the Company duly to perform or observe any term, provision, covenant or agreement to be performed or observed by them or it pursuant to this Agreement, (iii) the costs to clean up any Release of petroleum products by the Company, required by Environmental Laws, with respect to any such Release of petroleum products discovered by the Buyer after the date of this Agreement which is revealed by the invasive environmental testing of those eight Facilities contemplated by Section 6.01(b) of this Agreement, and provided that any such Release of petroleum products must be disclosed by the Buyer to the Company in writing on or before the close of business on March 25, 2014, or (iii) the exercise of appraisal rights in respect of Dissenting Shares (but only to the extent such claims result in an obligation to make payment on any such Dissenting Shares in an amount that exceeds the Share Purchase Price). For purposes of this Agreement, “Equity Holders” shall mean all holders of shares of Company Stock immediately prior to the Effective Time, other than Dissenting Stockholders.

(b) Buyer Indemnity. Subject to the terms and conditions of this Article VIII, Buyer hereby agrees to indemnify, defend and hold the Equity Holders harmless from and against all

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damages to and liabilities of the Equity Holders (including those resulting from or relating to demands, claims, actions or causes of action, assessments or other losses, costs and expenses relating thereto, interest and penalties thereon and reasonable attorneys’ fees and related disbursements and other expenses in respect thereof) by reason of or resulting from (i) a breach of any representation or warranty of Buyer and Merger Sub contained in or made pursuant to this Agreement or (ii) any failure of Buyer or Merger Sub duly to perform or observe any term, provision, covenant or agreement to be performed or observed by Buyer or Merger Sub pursuant to this Agreement.

     (c) Exclusive Remedy. The parties hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than a claim for actual fraud or for specific performance of the terms of this Agreement) shall be pursuant to the indemnification provisions set forth in this Article VIII.

(d) LIMITATIONS OF LIABILITY — EQUITY HOLDERS.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, OR IN ANY OTHER DOCUMENT, THE AGGREGATE MAXIMUM MONETARY LIABILITY OF THE EQUITY HOLDERS FOR INDEMNIFICATION OR ANY OTHER DAMAGES UNDER THIS AGREEMENT OR ANY OTHER DOCUMENT SHALL NOT EXCEED THE CEILING AMOUNT, WHICH SHALL BE PAYABLE SOLELY AND EXCLUSIVELY OUT OF THE ESCROW ACCOUNT, AS THE EXCLUSIVE SOURCE OF RECOVERY AGAINST ANY EQUITY HOLDER.

     (e) Mitigation. The Parties shall take or cause to be taken reasonable steps and actions to mitigate all indemnifiable matters. Nothing in this Agreement shall, or shall be deemed to, relieve the Parties of any common law duty to mitigate any adverse consequences sustained by it.

     SECTION 8.03 Third Party Claims. If any claim, assertion or proceeding by or in respect of a third party is made against an indemnified party or any event in respect of a third party occurs, and if the indemnified party intends to seek indemnity with respect thereto under this Article VIII or to apply any damage or liability arising therefrom to the U.S. Dollar amounts referred to in Section 8.04, the indemnified party shall promptly notify the indemnifying party of such claim in writing, provided that the failure by the indemnified party to give such notice shall not relieve the indemnifying party from its indemnification obligations hereunder, except if and to the extent that the indemnifying party is actually prejudiced thereby. The indemnifying party shall have thirty (30) days after receipt of such notice to elect to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; provided, however, that (a) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party, (b) to the extent such claim results in any liability that is covered by the indemnifying party’s obligations under this Article VIII, the indemnifying party shall promptly reimburse the indemnified party for the full amount of any liability resulting from such claim and all related and reasonable expenses (other than the fees and expenses of counsel as aforesaid) incurred by the indemnified party within the limits of this Article VIII and subject to the limitations referred to in Section 8.04, (c) the indemnified party shall not, without the prior written consent of the indemnifying party, settle or compromise any

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claim or consent to the entry of any judgment and (d) nothing herein shall require any indemnified party to consent to the entry of any order, injunction or consent decree materially affecting its ability to conduct its business operations after the date thereof. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall have the right to pay or settle any such claim; provided, however, that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within thirty (30) days after the receipt of the indemnified party’s written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its reasonable judgment at the expense of the indemnifying party.

SECTION 8.04

Limitation on Indemnities.

     (a) The Equity Holders shall not be liable under this Article VIII or otherwise under this Agreement unless and until the aggregate of all such claims against the Equity Holders shall be in excess of $100,000 (the "Deductible Amount"), whereupon the Equity Holders shall be liable only for those claims, damages and liabilities as are in excess of the Deductible Amount.

     (b) The Buyer shall not be liable under this Article VIII or otherwise under this Agreement unless and until the aggregate of all such claims against the Buyer shall be in excess of the Deductible Amount, whereupon the Buyer shall be liable only for those claims, damages and liabilities as are in excess of the Deductible Amount.

(c) The maximum amount for which the Equity Holders shall be liable under this

Article VIII or otherwise under this Agreement shall be equal to the Indemnification Escrow Amount (the “Ceiling Amount”), which shall be paid solely from the Escrow Account and accretions thereon.

     (d) Payments by an indemnifying party pursuant to Section 8.02 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds, tax benefits and any indemnity, contribution or other similar payment actually recovered by the indemnified party from any third party with respect thereto.

     (e) Notwithstanding anything to the contrary contained in this Agreement, no claim by any party hereto may be asserted, nor may any action be commenced against any party hereto, for breach of any representation, warranty, covenant or agreement unless notice thereof is received in writing describing in reasonable detail the facts or circumstances with respect to the subject matter of such claim on or before the date which is twenty-five (25) months following the Closing Date, irrespective of whether the subject matter of such claim or action shall have occurred before, on or after such date.

     (f) Notwithstanding anything herein to the contrary but subject to Section 8.06 below, to the extent any Equity Holder shall become personally liable for any liabilities or damages under this Article VIII or otherwise under this Agreement, such Equity Holder’s cumulative obligations hereunder shall not exceed an amount equal to the product of the Ceiling Amount multiplied by such Equity Holder's Respective Pro Rata Share.

(g) Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable law, no party hereto shall be liable to any other person or entity, either

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in contract or tort, for any consequential, incidental, indirect, special or punitive damages of such other person or entity, including, but not limited to any loss of future revenue, income or profits, or any diminution of value or multiples of earnings damages relating to the breach of alleged breach hereof, whether or not the possibility of such damages has been disclosed to the other party in advance or could reasonably have been foreseen by such other party.

     (h) The Equity Holders shall not be liable under this Article VIII or otherwise with respect to any liabilities reflected in the Company Financial Statements or the Closing Balance Sheet or included in the calculation of Net Working Capital. The Buyer and Merger Sub shall have no right to indemnification under this Article VIII or otherwise in respect of any inaccuracy or breach of any representation or warranty of the Company or Equity Holders to the extent that the Buyer or the Merger Sub has knowledge as of the Closing Date that such representation or warranty is inaccurate.

     SECTION 8.05 Effect on the Purchase Price. Any payment made under this Article VIII shall constitute an adjustment to the Purchase Price for all purposes, including federal, state and local Tax as well as financial accounting purposes, except as otherwise required by GAAP for financial accounting purposes only.

     SECTION 8.06 Distributions from Escrow Account. In the event any party has any claim for indemnification against any Equity Holder pursuant to Section 8.02(a) or otherwise, such party’s sole recourse shall be to obtain recovery for any such claim from the Equity Holder’s Respective Pro Rata Share of the Escrow Account.

ARTICLE IX TERMINATION

SECTION 9.01

Termination.

     (a) Termination by the Company or Buyer. In the event that the closing of the transactions contemplated herein has not occurred on or before April 30, 2014, either the Company or the Buyer shall have the right, exercisable by written notice to the other delivered by telecopier and overnight delivery, to terminate this Agreement. Upon the termination of this Agreement pursuant to this Section 9.01(a), the Deposit shall be paid to the Company and neither party shall have any further obligations under this Agreement, except that the Company and the Buyer shall continue to be bound by the provisions of the Mutual Non-Disclosure Agreement dated December 28, 2012 between Buyer and the Company; provided, however, that (i) in the event that this Agreement is terminated pursuant to this Section 9.01(a) due to the failure to satisfy the conditions set forth in Section 7.01(f), 7.01(h) or 7.02(f), or (ii) if this Agreement is terminated by Company pursuant to this Section 9.01(a) with Buyer ready, willing and able to close on or before April 30, 2014 and Company elects not to proceed to Closing, then the Deposit shall be paid to Buyer.

     (b) Termination by the Company. Notwithstanding anything herein to the contrary, in the event of Buyer’s non-performance, default or breach of this Agreement, including the failure or refusal of Buyer to satisfy any of the conditions precedent to the obligations of the Company set forth in Section 7.02 above, or in the event that the condition set forth in Section

7/3393869.1

7.02(f) is not met for any reason, then the Company shall have the right to terminate this Agreement, in which event the Deposit shall be paid to the Company and neither party shall have any further obligations under this Agreement, except that the Company and the Buyer shall continue to be bound by the provisions of the Mutual Non-Disclosure Agreement dated December 28, 2012 between Buyer and the Company; provided, however, that in the event that this Agreement is terminated pursuant to this Section 9.01(b) due to the failure to satisfy the condition set forth in Section 7.02(f), then the Deposit shall be paid to Buyer.

     (c) Termination by Buyer. Notwithstanding anything herein to the contrary, in the event the closing of the transactions contemplated herein has not occurred on or before April 30, 2014, as a result of the Company’s or Equity Holders’ default or breach of this Agreement or the failure or refusal of the Company or Equity Holders to satisfy any of the conditions precedent to the obligations of Buyer set forth in Section 7.01 above, Buyer may, at its option and as its sole and exclusive remedy, terminate this Agreement, in which event the Deposit shall be paid to the Company and neither party shall have any further obligations hereunder, except that the Company and the Buyer shall continue to be bound by the provisions of the Mutual Non-Disclosure Agreement dated December 28, 2012 between Buyer and the Company; provided, however, that in the event that this Agreement is terminated pursuant to this Section 9.01(c) due to the failure to satisfy the conditions set forth in Section 7.01(f) or 7.01(h), then the Deposit shall be paid to Buyer.

(d) Deposit. Buyer and the Company agree that based upon the circumstances now existing, known and unknown, it would be impractical or extremely difficult to establish the Company’s costs, expenses and damages by reason of the failure of the parties to close the transactions contemplated hereby and Buyer’s non-performance, default or breach of this Agreement prior to Closing. Accordingly, Buyer and the Company agree that it would be reasonable in the event of such failure to close or non-performance, default or breach by Buyer to award the Company the amount of the Deposit. The Company and Buyer acknowledge and agree that the foregoing amount has been offered as an inducement to the Company’s execution of this Agreement, is reasonable as liquidated damages and shall be the Company’s sole and exclusive remedy in lieu of any other relief, right or remedy, at law or in equity, to which the Company might otherwise be entitled by reason of such failure to close or non-performance, default or breach by Buyer.

ARTICLE X

DEFINITIONS; MISCELLANEOUS

SECTION 10.01 Definitions. The following terms have their meanings assigned to them in the section of this Agreement indicated opposite their names:

Term	Section

Acquisition Transaction	6.07(a)
Administrative Fund Account	3.02(b)(ii)
Affiliate	5.02(c)
Agreement	Preamble
Articles of Merger	1.02

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Books and Records	5.01(g)(ii)
Business Day	3.02(a)
Buyer	Preamble
Ceiling Amount	8.04(c)
CERCLA	5.01(o)(ii)(1)
Closing	3.06
Closing Balance Sheet	3.07(b)
Closing Date	3.06
Code	5.01(r)(iii)
Company	Preamble
Company Authorizations	5.01(q)(v)
Company Stock	Recital
Company Financial Statements	5.01(g)(i)
Company Intellectual Property	5.01(j)(ii)
Company Merger Costs	3.02(f)(i)
Company Merger Costs Certificate	7.01(g)(iv)
Company’s Knowledge	5.01(i)(ii)
Company Stock	Recital
Constituent Corporations	Recital
Control	5.02(c)
Copyrights	5.01(j)(i)
Costs	6.12(a)
Deductible Amount	8.04(a)
Deposit	3.02(a)
Disclosure Schedule	5.01
Dissenting Shares	3.04(a)
Dissenting Stockholder	3.04(a)
D&O Insurance	6.12(b)
Documents	5.02(a)
Effective Time	1.03
Employee Plans	5.01(r)(i)
Environmental Laws	5.01(o)(ii)(2)
Environmental Liabilities	5.01(o)(ii)(3)
Equity Holders	8.02(a)
ERISA	5.01(r)(i)
ERISA Affiliate	5.01(r)(vii)
Escrow Account	3.02(b)(i)
Escrow Agent	3.02(a)
Escrow Agreement	3.02(a)
Escrow Amount	3.02(b)(i)
ESOP	Preamble
ESOT	Preamble
ESOT Trustee	Preamble
Estimated Net Working Capital	3.07(a)
Exchange Agent	3.02(b)(ii)
Facilities	5.01(n)(i)
Fairness Opinion	5.02(g)
Final Escrow Release Date	3.03(b)

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Final Schedule	3.07(b)
GAAP	5.01(g)(i)
Governmental Entity	5.01(l)
Hazardous Substance	5.01(o)(ii)(4)
HSR Act	6.08
Indemnification Escrow Amount	3.02(b)(i)
Indemnified Directors and Officers	6.12(a)
Independent Accountant	3.07(b)
Information Statement	6.13
Initial Escrow Release Date	3.03(a)
Intellectual Property	5.01(j)(i)
IP Contracts	5.01(j)(i)
Law	6.05(b)
Letter of Transmittal	3.02(f)(ii)
Liability	5.02(c)
Material Adverse Effect	5.01(a)(ii)
Merger	Recital
Merger Sub	Preamble
Net Working Capital	3.02(f)(iii)
New Working Capital Escrow Amount	3.02(b)(i)
Obligations	6.11
Owned Intellectual Property	5.01(j)(ii)
Participation Fraction	3.02(f)(iv)
Patents	5.01(j)(i)
Person	3.02(a)
Pension Plans	5.01(r)(i)
Permitted Exceptions	5.01(h)
Plan	Recital
Pre-Closing Payments	6.06
Pre-Closing Tax Period	6.05(a)
Preliminary Schedule	3.07(a)
Proceeding	5.01(u)(ii)
Prohibited Transactions	5.02(c)
Purchase Price	3.02(f)(v)
Qualified Plan	5.01(r)(iv)
Release	5.01(o)(ii)(5)
Representative	3.08
Respective Pro Rata Share	3.02(f)(viii)
Share Purchase Price	3.02(f)(vi)
Subsidiary(ies)	5.01(c)
Surviving Corporation	Recital
Takeover Proposal	6.07(a)
Target Value	3.02(f)(vii)
Taxes	5.01(u)(v)
Tax Return	5.01(u)(vi)
Trademarks	5.01(j)(i)
Trade Secrets	5.01(j)(i)
VA Corporation Commission	1.02

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VSCA	Recital
Welfare Plans	5.01(r)(i)

     SECTION 10.02 Expenses, Etc. Except as otherwise expressly set forth herein, none of the parties shall have any obligation to pay any of the fees and expenses of the other parties incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants and other experts.

     SECTION 10.03 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed by signatures exchanged via facsimile or other electronic means in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 10.04 Notices. All notices and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service, (b) three Business Days after deposit with the U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one Business Day after the Business Day of timely deposit with a recognized national courier service for next day delivery (or two Business Days after such deposit if timely deposited for second Business Day delivery), if delivered by such means or (d) one Business Day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgement of complete transmission), to the parties as follows:

If to the Representative, to:

Ronald R. Hare 376 Ridge Trail Fincastle, Virginia 24090 Telephone Number: (540) 473-3000

With a copy to:

Woods Rogers PLC

10 S. Jefferson Street, Suite 1400 P.O. Box 14125 Roanoke, Virginia 24038-4125 Telephone Number: 540-983-7600 Facsimile: 540-983-7711

Attention: Nicholas C. Conte, Esq. and R. Neal Keesee, Jr., Esq.

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If to an Equity Holder, to the Representative, with a copy to:

Woods Rogers PLC

10 S. Jefferson Street, Suite 1400 P.O. Box 14125 Roanoke, Virginia 24038-4125 Telephone Number: 540-983-7600 Facsimile: 540-983-7711

Attention: Nicholas C. Conte, Esq. and R. Neal Keesee, Jr., Esq.

If to Buyer or Merger Sub, to:

Pinehurst Petroleum, LLC 7062-A Lakeview Haven Dr. Houston, Texas 77095 Telephone Number: 281-345-0007 Facsimile: 281-859-7939 Attention: Joseph L. Smith, III

With a copy to:

Bradley Arant Boult Cummings LLP 1600 Division Street, Suite 700 Nashville, Tennessee 37215 Telephone Number: 615-252-2344 Facsimile: 615-252-6344 Attention: Brooks R. Smith, Esq.

If to the ESOT, to:

StellarOne Bank 105 Arbor Drive Christiansburg, VA 24073 Telephone Number: 540-381-6695 Facsimile: 540-381-4917 Attention: Lori B. Furrow

With a copy to:

Krieg DeVault LLP One Indiana Square, Suite 2800 Indianapolis, IN 46204-2079 Telephone Number: 317-238-6218 Facsimile: 317-636-1507 Attention: Stephen D. Smith

or such other address or addresses as any party shall have designated by notice in writing to the other parties.

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     SECTION 10.05 Entire Agreement. This Agreement, its Exhibits and Schedules, the Pre-Closing Transactions and the Mutual Non-Disclosure Agreement dated December 28, 2012 between Buyer and the Company constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, and no party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

     SECTION 10.06 Schedules. The inclusion of any matter in the Disclosure Schedule in connection with any representation, warranty, covenant or agreement that is qualified as to materiality or material adverse effect is not an admission that such matter is material, relates to or is a material contract, or would result in a Material Adverse Effect. In addition, the inclusion of any matter in connection with any representation, warranty, covenant or agreement that is qualified by a monetary threshold is not an admission that such matter does or does not meet such monetary threshold. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Section headings and numbers used in the Disclosure Schedule refer to the corresponding sections of this Agreement, and these headings and numbers are for convenience only and are not to be used to interpret any provision of this Agreement or the Disclosure Schedule or expand the scope of information required to be disclosed in the Disclosure Schedule. The Disclosure Schedule does not purport to disclose any agreements, contracts or instruments that may be entered into pursuant to the terms of this Agreement. Any information disclosed in any section of the Disclosure Schedule with respect to any section or subsection of this Agreement shall be deemed disclosed for, and as a qualifier of, all other sections and/or subsections of this Agreement.

     The Disclosure Schedule shall be considered a part hereof as if set forth herein in full. Any other provision herein to the contrary notwithstanding, from the date hereof until the Closing Date, (i) the Company may amend and update the Disclosure Schedule, subject to the Buyer's approval rights described below, and (ii) any Exhibits provided for herein and not delivered at the time of execution of this Agreement or which are incomplete at the time of execution of this Agreement shall be delivered or completed or updated prior to the Closing, subject to the reasonable approval of the parties hereto. If the Buyer, in the exercise of its reasonable judgment, determines that it should not consummate the transactions contemplated by this Agreement because of any information that is added to, or deleted from, the Disclosure Schedule by the Company between the date hereof and the Closing Date and which has a Material Adverse Effect on the business of the Company, then the Buyer may terminate this Agreement on or before the Closing by giving written notice thereof to the other parties, whereupon the parties shall promptly meet to discuss the matter and make reasonable efforts to effect withdrawal of the notice. Similarly, if a party, in the exercise of its reasonable judgment, determines that it should not consummate the transactions contemplated by this Agreement because of any information that is added to or deleted from an Exhibit by another party, including the creation of an Exhibit not attached at the time of execution of this Agreement and which has a Material Adverse Effect on the transaction, then such party may terminate this Agreement on or before the Closing by giving written notice thereof to the other parties,

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whereupon the parties shall promptly meet to discuss the matter and make reasonable efforts to effect withdrawal of the notice.

     SECTION 10.07 Amendment; Extension and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties. Any agreement on the part of any party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     SECTION 10.08 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to conflict of law provisions that would defer to the laws of another jurisdiction. The rights and obligations of the parties hereunder shall be governed by and determined in accordance with such laws. The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts serving Roanoke County, Virginia, for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby. The parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby in the state and federal courts serving Roanoke County, Virginia, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     SECTION 10.09 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 10.10 Assignability. Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party without the prior written consent of the other parties.

     SECTION 10.11 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as mutually determined by the Company and the Buyer.

     SECTION 10.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

SECTION 10.13 Interpretation. Time is of the essence of this Agreement. Unless otherwise qualified, references in this Agreement to “Article”, “article”, “Section” or “section”

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are to provisions of this Agreement and a reference thereto includes any subparts. The Table of Contents and the descriptive headings of the articles and sections, or of or in the Exhibits and Schedules, are inserted for convenience only and are not a part of this Agreement. As used herein, the singular includes the plural, the plural includes the singular, and words in one gender include the others. As used herein, the terms “herein”, “hereunder” and “hereof” refer to the whole of this Agreement, and “include”, “including” and similar terms are not words of limitation and they shall be deemed to be followed by the words “without limitation”. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intention or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Signature Pages Follow]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

PINEHURST PETROLEUM, LLC

By: Name: Joseph L. Smith, III Title: President

MERGER SUB: PMI Merger Sub, Inc.

By: Name: Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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COMPANY:

PETROLEUM MARKETERS, INCORPORATED

By:

Name:	Ronald R. Hare

Title:	Chairman, President and CEO

ESOT TRUST:

PETROLEUM MARKETERS, INCORPORATED EMPLOYEE STOCK OWNERSHIP TRUST

By:	StellarOne Bank, not in its individual or
corporate capacity, but solely in its capacity
as trustee of the Petroleum Marketers,
Incorporated Employee Stock Ownership
Trust

By:
Name:
Title:

REPRESENTATIVE:

RONALD R. HARE

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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